CONFORMED COPY

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of the 28th day of July, 1998, by and between RAYTHEON TI SYSTEMS, INC., a Delaware corporation ("RTIS"), RAYTHEON COMPANY, a Delaware corporation ("Raytheon"), RAYTHEON SYSTEMS GEORGIA, INC. ("RSG" and together with Raytheon and RTIS, the "Sellers") and DRS TECHNOLOGIES, INC., a Delaware corporation (the "Buyer").

     On July 11, 1997, RTIS, a wholly-owned subsidiary of Raytheon, purchased the second generation and third generation scanning and staring infrared detector businesses of Texas Instruments Incorporated, a Delaware corporation ("TI"), operated out of the Semiconductor Building and the Research West Building located at the TI Expressway site in Dallas, Texas, including all dewar and cryogenic cooler manufacturing and dewar and cryogenic cooler assembly. These businesses, excluding the uncooled FPA business, is referred to in this Agreement as the "FPA Business" (collectively, the "FPA Business").

     On December 17, 1997, HE Holdings, Inc. merged with Raytheon Company, a Delaware corporation ("Old Raytheon"), pursuant to the Agreement and Plan of Merger, dated as of January 16, 1997 (the "Hughes Merger Agreement"), between HE Holdings, Inc. and Old Raytheon. HE Holdings, Inc. was the surviving corporation in the merger, and thereafter changed its name to "Raytheon Company" (referred to herein as "Raytheon"). Raytheon and RSG own and operate the second generation ground electro-optical business operated out of Raytheon's El Segundo, California and LaGrange, Georgia facilities that produces A-Kits and B-Kits for ground vehicles and other applications, including the IBAS, M-1 TIS, LRAS3 and HTI programs (collectively, the "Ground EO Business");

     Pursuant to a Final Judgment filed on October 24, 1997 (the "Final Judgment") in the United States District Court for the District of Columbia in Civil Case No. 97-2397 known as United States of America v. Raytheon Company, General Motors Corp. and HE Holdings, Inc., and a related Hold Separate and Partition Plan Stipulation and Order entered in the same case on October 24, 1997 (the "Hold Separate Order"), Raytheon has agreed to promptly divest the FPA Business and the Ground EO Business (collectively, the "Businesses") and, pending such divestiture, to maintain the Businesses as an independent competitor held separate from Raytheon; and

     The Sellers desire to sell and the Buyer desires to purchase the Businesses (the "Acquisition"), and this transaction and the resulting business combination is intended to result in the preservation of competition and a critical capability that otherwise might be lost to the United States Department of Defense.

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                                      -2-


      In connection with the negotiation and preparation of this Agreement, the Sellers have prepared, and the Buyer has reviewed, a set of disclosure schedules, dated the date hereof and delivered separately as one or more volumes (the "Disclosure Schedule", with any reference in this Agreement to a Schedule being a reference to the Disclosure Schedule).

     Capitalized terms used herein and not otherwise defined have the meanings set forth in Article 17.

     In consideration of the mutual agreements and covenants herein contained, the parties hereto agree as follows:

                                    Article 1

                                Purchase And Sale

     1.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Article 4 hereof, the Sellers shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, all of the following assets of the Sellers, with the exception of the Excluded Assets (as defined in Section 1.2) (all of which assets are hereinafter referred to collectively as the "Acquired Assets"):

          (a) All machinery, equipment, installations, fixtures, furniture, tools, supplies, booths, displays, materials and other personal property used primarily in connection with either of the Businesses, including without limitation those items described on Schedule 1.1(a) hereto, with such additions and deletions thereto as may arise, or may have arisen, from the date as of which such Schedule was prepared in the ordinary course of business prior to the Closing consistent with the Sellers' obligations under Article 8 hereof (the "Equipment");

          (b) All of the Sellers' billed and unbilled accounts receivable relating primarily to either of the Businesses outstanding on the Closing Date, including the accounts receivable listed on Schedule 1.1(b) to the extent not collected prior to the Closing Date, in each case to the extent reflected on the Closing Balance Sheets (as defined in Section 3.2), as finally adjusted pursuant to Section 3.2;

          (c) All of the Sellers' inventories held for use primarily in either of the Businesses, including raw materials, work in process (subject to the customers' rights in the case of any government-funded work in process), supplies, samples, prototypes and finished goods (the "Inventories"), including the Inventories listed on Schedule 1.1(c) to the extent not consumed in the operation of the Businesses prior to the Closing, in each case to the extent reflected on the Closing Balance Sheets (as finally adjusted pursuant to Section 3.2);

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          (d) All of the Sellers' prepaid expenses relating primarily to either of the Businesses and for which the Buyer will get the benefit after the Closing, to the extent reflected on the Closing Balance Sheets (as finally adjusted pursuant to Section 3.2);

          (e) All of the Sellers' rights under all leases of personal property used primarily in connection with either of the Businesses, including without limitation any leases listed on Schedule 1.1(f) to the extent still in effect on the Closing Date (the "Personal Property Leases");

          (f) All of the Sellers' rights under all contracts and agreements, including without limitation joint venture agreements, teaming agreements, distribution agreements, service agreements, supply agreements, license agreements, sublicense agreements, personal property leases and development contracts, entered into by a Seller primarily in connection with either of the Businesses, including without limitation the contracts listed on
     Schedule 1.1(f), but excluding any such contracts that have been performed in full by the Sellers prior to Closing (collectively the "Business Contracts");

          (g) All of the Sellers' rights under purchase orders, including without limitation the purchase orders listed on Schedule 1.1(g), in each case to the extent outstanding on the Closing Date and relating primarily to either of the Businesses (collectively, the "Purchase Orders");

          (h) All of the Sellers' rights with respect to those computer software programs, licenses and sublicenses to be transferred to the Buyer pursuant to the information technology partition and transition described in Section
     12.9 and Schedule 12.9 (collectively, the "Transferred Software Licenses");

          (i) to the extent transferable and permitted by applicable laws and regulations, all of the Sellers' rights with respect to any licenses, permits, consents, concessions, orders, authorizations, approvals or registrations from, of or with any Governmental Entity (as defined in Article 17) and relating primarily to either of the Businesses;

          (j) subject to Section 12.3, all records of the Sellers relating primarily to either of the Businesses, including, without limitation, property records, shipping records, supplier lists, production records, purchasing and sales records, customer lists, proposals, credit records, accounting records and such other records as the Buyer may reasonably require to conduct the Businesses subsequent to the Closing;

          (k) if requested by the Buyer and to the extent such transfer is permitted by applicable law, photocopies of the payroll and personnel records (the "Personnel Records") of all the Assumed Employees (as defined in Section 11.1) and any Optional Employees (as defined in Section 11.1) accepting Buyer's offers of employment;

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                                      -3-


          (l) subject to Section 12.4, all sales and promotional literature and other marketing and sales-related materials owned or used by the Sellers primarily in connection with either of the Businesses;

          (m) all files and documentation relating primarily to the Business Contracts and programs entered into by the Sellers since the inception of the Businesses and relating primarily to either of the Businesses; any such materials subject to third party proprietary restrictions will be addressed as provided in Section 12.1; and

          (n) to the extent transferable, all claims, causes of action, chose in action, rights of recovery and rights of set off of any kind against any third parties, other than the Sellers and their Affiliates, and all rights under and pursuant to all warranties, representations and guaranties made by suppliers of products, materials or equipment or components thereof, pertaining to, arising out of, and inuring to the benefit of the Sellers and relating primarily to either of the Businesses.

     1.2. Excluded Assets. Notwithstanding the foregoing, the Sellers are not selling and the Buyer is not purchasing pursuant to this Agreement, and the term "Acquired Assets" shall not include, any of the following assets (the "Excluded Assets"):

          (a) any of the Sellers' title to, interest in or rights with respect to any real property other than to the extent set forth in the Lease Agreement or Sublease Agreements (as hereinafter defined);

          (b) any of the Sellers' cash, marketable or other securities, commercial paper and cash equivalents or other investments, on hand or in bank accounts, and all of the Sellers' bank accounts;

          (c) (i) any computers not used primarily in either of the Businesses, and any software embodied in any such computers, any communication or data network systems not used primarily in either of the Businesses, and any other equipment used to support either of the Businesses but not located at the Sellers' EO Facilities or FPA Facilities, (ii) with respect to the Ground EO Business, the Sellers' Hexagon and Ordas software (except as provided in Section 12.21) and (iii) with respect to the Ground EO Business, any computer and related equipment and any software made available to the Ground EO Business pursuant to the Information Technology Services Agreement, dated as of December 29, 1994 (the "CSC Agreement"), among Raytheon Company (as successor to Hughes Aircraft Company), Computer Sciences Corporation and CSC Outsourcing (with all of the assets referred to in this clause (iii) hereinafter referred to as the "CSC Assets"); this paragraph (c) is not meant to exclude the software to be transferred to the Buyer pursuant to Sections 1.1(h) and 12.9;

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                                      -5-


          (d) any rights under the Asset Purchase Agreement dated as of January 4, 1997 between Raytheon (as successor to Old Raytheon) and TI, or under any agreement entered into in connection therewith;

          (e) any rights under the Hughes Merger Agreement or under any agreement entered into in connection therewith;

          (f) subject to Section 1.3 below, any other assets of the Sellers not used primarily in either of the Businesses;

          (g) the tangible assets listed on Schedule 1.3(b) hereto, which will be made available for use by the Buyer pursuant to Section 1.3 hereto;

          (h) the Request for Equitable Adjustment of Raytheon on the IBAS NDQS contract currently pending against RTIS (the "Pending REA");

          (i) except as provided in Section 12.25, any rights to any patents, copyrights, mask works, invention disclosures, know-how, trade secrets, technical information and other data, operating procedures, technology or other intellectual property not included in the FPA Business Intellectual Property and Ground EO Business Intellectual Property (as defined in
     Article 17, and the transfer of which is being made pursuant to the FPA Intellectual Property Agreement and EO Intellectual Property Agreement, as applicable);

          (j) any rights to any tradenames, trademarks or corporate names, including, without limitation, the tradenames, trademarks or corporate names "Raytheon", "TI," "Raytheon TI Systems," "Hughes" and any derivations thereof; certain transitional rights to use certain of these are addressed in the Intellectual Property Agreements (as defined in Article 9);

          (k) subject to Section 12.3, all corporate records of the Sellers, the original copies of all personnel and payroll records of the Sellers, all financial and tax records of the Sellers relating in whole or in part to either of the Businesses and all other records and files not relating primarily to either of the Businesses;

          (l) any insurance policies of the Sellers;

          (m) any rights of the Sellers with respect to any ERISA Plans and Non-ERISA Plans;

          (n) any prepaid expenses relating to Retained Liabilities; and

          (o) the Teaming and Supply Agreement dated February 27, 1996 between TI and Societe Francaise de Detecteurs Infrarouge (the "Sofradir Contract").

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     1.3. Determinations as to Mixed-Use Assets. (a) The Sellers and the Buyer
shall cooperate in good faith to resolve any disputes as to whether any specific assets (including, without limitation, any contracts and agreements) of the Sellers which relate to one of the Businesses and another business of one of the Sellers are used primarily in, or relate primarily to either of the Businesses. Further, without limiting the foregoing, with respect to any asset necessary to and/or presently used in connection with either Business that is also used by either Seller in connection with another business, excluding any assets to be retained by a Seller and used to provide services pursuant to a Master Services Agreement (as defined in Section 9.11) and excluding these assets specifically excluded under Section 1.2, the parties shall cooperate in good faith to determine which business predominantly uses such asset in order that such party is vested with title thereof.

          (b) With respect to any shared use tangible assets, Sellers and the Buyer will allocate between them the costs of maintenance, upkeep and repair based on their respective amounts of use. The Sellers and the Buyer will also agree on time cut-offs for this shared usage, after which the party owning such tangible assets shall have sole rights to use the equipment. Unless the parties otherwise agree, in no event will such cut-off period exceed the earlier of five (5) years after the Closing Date or the useful life of the equipment or, in the case of the Ground EO Business, when the Buyer vacates the premises subject to the Lease (as defined below). A list of the tangible assets subject to these shared use arrangements is set forth in Schedule 1.3(b). With respect to any contracts or licenses applicable to one of the Businesses and other businesses of the Seller, the Seller and the Buyer will cooperate to structure contractual arrangements providing them both with the relevant economic and other rights and obligations under such contract or license. These arrangements may take the form of a subcontract or sublicense or causing the other parties to such contract or license to agree to split the contract or license into two separate agreements. To the extent that any contract or agreement constituting part of the Acquired Assets is not capable of being assigned because of the failure to obtain any required third party consent or otherwise, the Seller and the Buyer shall enter into arrangements of the type contemplated by Section 12.1. With respect to software and other information technology assets, the Sellers and the Buyer will enter into the transition and partition arrangements described in Section 12.9.

                                    Article 2

                        Assumption of Certain Obligations

     Anything in this Agreement to the contrary notwithstanding, the Buyer shall not assume, and shall not be deemed to have assumed, any liability or obligation of any nature, fixed or contingent or known or unknown, of the Sellers or relating to the operation of the Businesses prior to the Closing (including without limitation the Retained Environmental Liabilities referred to below), except that, at the Closing the Buyer shall assume, and agree to pay, perform,

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                                      -7-


fulfill and discharge, the following obligations and liabilities of the Sellers (collectively, the "Assumed Obligations"):

     (i) all obligations and liabilities under the Business Contracts, Purchase Orders, Personal Property Leases and Transferred Software Licenses (collectively, the "Assumed Contracts") that relate to the performance of the Assumed Contracts after the Closing or relate to the operation of either Business after the Closing;

     (ii) all expenses of the Sellers relating to either Business ("Assumed Expenses") and all trade payables of the Sellers relating to either Business (the "Assumed Payables"), to the extent, and only to the extent, that such Assumed Expenses and Assumed Payables are reflected on the Closing Balance Sheets (as finally adjusted pursuant to Section 3.2); and

    (iii) any other liability or obligation of the Sellers relating to either Business arising with respect to the period prior to the Closing, but only to the extent of the amount reflected on the Closing Balance Sheets (as finally adjusted pursuant to Section 3.2) for such obligation or liability.

     All liabilities and obligations of any nature, fixed or contingent or known or unknown, of the Sellers or relating to the operation of the Businesses prior to the Closing, other than the Assumed Obligations, are referred to in this Agreement as the "Retained Liabilities". The Retained Liabilities include without limitation:

     (i) liabilities for Indebtedness (as defined in Article 17) of the Sellers;

     (ii) those liabilities for Taxes (as defined in Article 17) that remain the responsibility of the Sellers pursuant to Article 14;

    (iii) those liabilities of the Sellers under their ERISA Plans and Non-ERISA Plans retained by them pursuant to Article 11 and under the Retention Agreements described on Schedule 5.10;

     (iv) except for any liability or obligation referred to in clauses (ii) or
          (iii) of the preceding paragraph and adequately reflected on the Closing Balance Sheet, any obligations or liabilities relating to or arising out of the performance by the Sellers prior to Closing of contracts (including the Assumed Contracts) in connection with the Businesses, including (A) any Defective Pricing Claims (as defined in
          Article 17) relating to contracts entered into by the Sellers prior to Closing, (B) compliance with any governmental regulations applicable to the performance of such contracts prior to Closing and (C) obligations and liabilities relating to product or service warranties or product liability or similar claims relating to the quality of goods and services provided by the Sellers in connection

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                                      -8-


          with the Businesses prior to the Closing (including any such liabilities or obligations relating to the pre-Closing performance of Assumed Contracts);

     (v) any alleged or actual liability for the investigation, cleanup or removal of any Hazardous Substances, or for death or injury to person or property, as a result of the generation, transportation, disposal, storage, release, emission or discharge of any Hazardous Substances onsite or offsite and in, on, under, from or onto any real property subject to the Lease or Subleases, past or present, solely to the extent that such liability arises out of any matter or circumstances that occurred or existed on or before the Closing Date;

     (vi) any alleged or actual liability and penalties for violations of or noncompliance with Environmental Laws, to the extent that such liability arises out of any matter that occurred or existed on or before the Closing Date (with the obligations and liabilities referred to in clause (v) and this clause (vi) collectively referred to as the "Retained Environmental Liabilities"); and

    (vii) any obligations or liabilities under the Sofradir Contract or the PPI Supply Agreement (as defined in Section 12.16)

                                    Article 3

                                 Purchase Price

     3.1. Purchase Price. At the Closing, the Buyer shall pay Forty-Five Million Dollars ($45,000,000) to the Sellers, as the aggregate purchase price for the Acquired Assets, subject to adjustment as provided in Section 3.2 hereof (the "Purchase Price"), by wire transfer of same day funds. The Purchase Price and the liabilities assumed by the Buyer pursuant to Article 2 shall be allocated in the manner set forth on Schedule 3.1 hereto. The Buyer and Sellers shall report the purchase and sale of the Acquired Assets, including, without limitation, in all federal, foreign, state, local and other Tax Returns (as defined in Article
17) prepared and filed by or for either of the Buyer or the Sellers, in accordance with the basis of allocation set forth on Schedule 3.1 hereto. The Buyer and the Sellers further agree that they will prepare and file asset acquisition statements on Form 8594 reflecting such allocation and any Adjustment (as defined in Section 3.2(d)) with their Federal income tax returns for the taxable year that includes the Closing Date.

     3.2. Purchase Price Adjustments.

          (a) Within sixty (60) days after the Closing Date, the Sellers shall prepare and deliver to the Buyer audited statements of the Acquired Assets and Assumed Obligations of the Businesses as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheets"). The Closing Balance Sheets

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                                      -9-

     shall be prepared in accordance with GAAP applied on a basis consistent with the December Balance Sheets (as defined in Section 5.5), except that
     (i) the Closing Balance Sheets will not contain an accrued liability for any pending purchase order for capital equipment that has not been delivered and put in use as of the Closing Date and (ii) the Closing Balance Sheets will not record a book value for any fixed assets that were recorded on the December Balance Sheets at no book value. In addition, except as may be otherwise agreed by the Buyer, there shall be no changes to the methodologies and assumptions used to prepare the reserves and contract estimates reflected on the Closing Balance Sheets as compared to the methodologies and assumptions used to prepare the December Balance Sheets. For those items, if any, where the December Balance Sheets were not prepared in accordance with GAAP, the Closing Balance Sheets will be prepared in accordance with GAAP and not on the same basis as the December Balance Sheets.

          (b) When the Sellers deliver the Closing Balance Sheets, the Sellers shall also deliver a certificate (i) certifying that the Closing Balance Sheets were prepared in accordance with paragraph (a) above, and (ii) containing the Sellers' calculations, based on the Closing Balance Sheets and calculated in a manner consistent with the Model Statement (as defined below) (the "Sellers' Proposed Calculations"), of the Net Assets as of the Closing Date. As used in this Agreement "Net Assets" means the difference of (x) the book value of the total assets of the Businesses constituting the Acquired Assets less (y) the book value of the total liabilities of the Businesses constituting the Assumed Obligations, after giving effect to the adjustments referred to in paragraph (a) above. Attached hereto as Schedule
     3.2 is a preliminary statement of Net Assets as of December 31, 1997, based upon the December Balance Sheets and the procedures for calculating Net Assets as provided above (the "Model Statement").

          (c) Within forty-five (45) days after receipt of the Closing Balance Sheets and the accompanying certificate, the Buyer shall notify the Sellers of its agreement or disagreement with the Closing Balance Sheets and the accuracy of any of the Sellers' Proposed Calculations; provided, that the Buyer may only dispute the Closing Balance Sheets and the Sellers' Proposed Calculations to the extent that they deviate from the requirements of paragraphs (a) and (b) above. During such period, the Sellers shall afford the Buyer and its representatives reasonable access to any of the Sellers' books, records and work papers, personnel, facilities and accountants necessary to enable the Buyer and its representatives to review the Closing Balance Sheets and the Sellers' Proposed Calculations. If the Buyer disputes any such aspect of the Closing Balance Sheets or the amount of any of the Sellers' Proposed Calculations, then the Buyer shall have the right to direct its independent accountants, at the Buyer's expense, to review and test the Closing Balance Sheets. The Buyer's representatives or accountants shall complete their review and test within forty-five (45) days after the date the Buyer disputes the Sellers' Proposed Calculations. If the Buyer and its independent accountants, after such review and test, still disagree with the Sellers' Proposed Calculations, and the Sellers do not accept the Buyer's proposed alternative calculation

     (the "Buyer's Proposed Calculations"), then, within thirty (30) days after the date of the Sellers' rejection of the Buyer's Proposed Calculations, the Sellers and the Buyer shall select a third nationally recognized independent accounting firm (the "Independent Accounting Firm") to resolve the remaining disputed items (the "Remaining Disputed Items") by conducting its own review and test of the Closing Balance Sheets and thereafter selecting either the Buyer's Proposed Calculation of the Remaining Disputed Items or the Sellers' Proposed Calculation of the Remaining Disputed Items or an amount in between the two. The Independent Accounting Firm shall be instructed (i) that the scope of its review shall be limited solely to the Remaining Disputed Items, (ii) that it shall accept the Closing Balance Sheets and the Sellers' Proposed Calculations except to the extent that they deviate from the requirements of paragraphs (a) and (b) above, and
     (iii) that it is to use every reasonable effort to complete such assignment and deliver copies of such opinion and, if required, revised Closing Balance Sheets to the Buyer and the Sellers within thirty (30) days following the date such Remaining Disputed Items are referred to it. The Buyer and the Sellers agree that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly by the Buyer and the Sellers.

          (d) Upon the determination pursuant to paragraph (c) of this Section
     3.2 of the definitive Closing Balance Sheets and the Net Assets as of the Closing Date, the Purchase Price shall be either (i) increased by the amount, if any, by which the amount of Net Assets is greater than $28,453,598 or (ii) decreased by the amount, if any, by which the amount of Net Assets is less than $28,453,598 (the "Adjustment"); provided however in no event will any upward Adjustment exceed $7 million, unless the Closing occurs after September 30, 1998 (in which event the maximum upward Adjustment shall be subject to modification by the parties), in which case an upward adjustment may exceed $7 million. If the Purchase Price is increased, the Buyer shall pay such amount to the Sellers, and if the Purchase Price is decreased, the Sellers shall pay such amount to the Buyer. Any such payment shall be made in cash or same day funds within ten
     (10) days after the determination of the Adjustment pursuant to paragraph
     (c). Any such payment shall bear interest from the Closing Date to the date preceding payment at a rate equal to the "Prime Rate" as set forth from time to time in The Wall Street Journal "Money Rates" column from the Closing Date to the date preceding payment.

                                    Article 4

                                     Closing

     4.1. Time and Place. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts, on the third business day following completion of the regulatory approval referred to in Section 7.1, or at such other time or such other place as the Buyer and the Sellers

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                                      -11-


may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date". The Closing will be deemed to be effective for purposes of this Agreement as of the close of business on the Closing Date.

     4.2. Transactions at Closing. At the Closing (except as provided in paragraphs (a), (c) and (e) below):

          (a) The Sellers shall duly execute and deliver to the Buyer or its nominee or nominees such bills of sale, certificates of title and other instruments of assignment or transfer with respect to the Acquired Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer all of the Sellers' title to the Acquired Assets, including a Bill of Sale and Conveyance in the form of Exhibit A1 hereto and Patent Assignments in the form of Exhibit A2 hereto; certain ancillary transfer instruments, such as vehicle certificates of title, may be delivered promptly after the Closing Date.

          (b) The Buyer shall deliver the Purchase Price by wire transfer to the Sellers.

          (c) The Buyer shall duly execute and deliver to the Sellers such instruments of assumption with respect to the Assumed Obligations as the Sellers may reasonably request, including an Assumption Agreement in the form of Exhibit A3 hereto; certain ancillary instruments of assumption may be delivered promptly after the Closing Date.

          (d) The Buyer and the Sellers, as applicable, shall each duly execute and deliver the Intellectual Property Agreements, the Master Services Agreements, the Supply Agreements, the Lease Agreement, the Sublease Agreements and the Non-Disclosure Agreement (as such terms are defined in Article 9 hereof and referred to collectively with this Agreement as the "Transaction Documents").

          (e) At the Closing or as promptly as practicable thereafter and subject to the Buyer having met applicable security requirements under applicable law, the Sellers shall deliver all such keys, locks, safe combinations, security system codes and other similar items as the Sellers possess for the Buyer to obtain full occupation and control of the Acquired Assets and access to the premises subject to the Subleases and Lease Agreement.

          (f) The Buyer and TI shall enter into the TI Manufacturing Agreement (as defined in Section 9.15).

          (g) The Sellers and the Buyer, as applicable, shall deliver a certificate of its Secretary or Assistant Secretary certifying as to (i) the resolutions of its Board of Directors and shareholders (if applicable) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) the incumbency of its officers, and (iii) its By-Laws.

          (h) The Sellers and the Buyer, as applicable, shall deliver a copy of its charter certified by the Secretary of State of the State of Delaware.

          (i) The Sellers and the Buyer, as applicable, shall deliver a certificate as to its good standing certified by the Secretary of State of the State of Delaware.

          (j) To the extent obtained in accordance with Section 12.17, the Buyer shall receive nondisturbance agreements and estoppel certificates from TI relating to the Subleases.

                                    Article 5

                    Representations And Warranties Of Sellers

     The Sellers represent and warrant jointly and severally to the Buyer as follows:

     5.1. Incorporation; Authority. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on the relevant Business as now conducted.

     5.2. Rights to Sell Acquired Assets; Approvals; Binding Effect. Each Seller has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents, to perform all of its agreements and obligations hereunder and thereunder in accordance with their terms, and to sell and transfer to the Buyer all of the Acquired Assets owned by it. The execution, delivery and performance of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate action on the part of the Sellers. This Agreement has been duly executed and delivered by each Seller and constitutes, and each of the other Transaction Documents will at or prior to the Closing be duly executed and delivered by the applicable Seller(s) and will constitute, the legal, valid and binding obligation of such Seller party thereto, enforceable against such Seller party thereto in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies.

     5.3. No Defaults. Except for (i) consents to transfer with respect to any agreement or license that is part of the Acquired Assets, (ii) the consents referred to in Section 7.1 hereof and (iii) as set forth on Schedules 9.5 or
10.5 hereto, the entering into of this Agreement, the performance and compliance by the Sellers with the terms hereof, and the consummation of all the transactions contemplated hereby, will not either currently, or after notice or lapse of time or both:

          (a) result in a violation of any provision of the charter, bylaws or other organizational documents of either Seller; or

          (b) result in a violation by either Seller of any statute, regulation, order, law, ordinance or restriction applicable to such Seller or by which such Seller or any of the Acquired Assets is bound or subject, other than any violation which would not have a Material Adverse Effect (as defined in Article 17);

          (c) result in a violation by either Seller of any judgment, order or decree of any court or judicial or quasi-judicial tribunal applicable to such Seller, other than any violation which would not have a Material Adverse Effect;

          (d) conflict with, violate, result in the breach or termination of, or constitute a default under any contract, order, or permit to which any of the Sellers is a party or by which any of them or any of the Acquired Assets are bound or subject, except for any conflicts, violations, breaches, terminations or defaults which would not have a Material Adverse Effect; or

          (e) result in the creation of any Encumbrance (as defined in Article
     17) upon any of the Acquired Assets, except, in each case, for Permitted Encumbrances (as defined in Article 17) and for Encumbrances which would not materially hinder or impair the transactions contemplated hereby or have a Material Adverse Effect.

     5.4. Title to Assets. RTIS owns or has the right to transfer all of the Acquired Assets relating to the FPA Business and Raytheon and RSG collectively own or have the right to transfer all of the Acquired Assets relating to the Ground EO Business. The Sellers have, and at and as of the Closing the Sellers will convey to the Buyer, good and marketable title to the respective Acquired Assets owned by them, free and clear of all Encumbrances except for Permitted Encumbrances.

     5.5. Financial Statements. The Sellers have furnished to the Buyer, and attached as Schedule 5.5 hereto are, copies of the audited balance sheets (in draft form) of the Ground EO Business and the FPA Business as of December 31, 1997 (the "December Balance Sheets"). Each of the December Balance Sheets has been prepared in accordance with GAAP (subject to a lack of footnotes) and fairly presents in all material respects the financial condition of the applicable Business as of December 31, 1997, except as otherwise disclosed in the notes to the December Balance Sheets.

     5.6. Absence of Certain Changes. Except as set forth on Schedule 5.6, from December 31, 1997 to the date of this Agreement the Businesses have operated only in the ordinary course and there has not been:

          (a) any change in the condition (financial or otherwise), results of operations, assets, liabilities or business of the Businesses other than changes arising in the ordinary course of business, none of which, individually or in the aggregate, has had a Material Adverse Effect;

          (b) any acquisition or disposition by the Sellers outside the ordinary course of business of any asset or property used primarily in either of the Businesses or any disposition of any asset necessary to the performance by the Sellers of any contracts included in the Acquired Assets;

          (c) any damage, destruction or casualty loss to any asset of the Sellers and relating to either of the Businesses, whether or not covered by insurance, which has had a Material Adverse Effect;

          (d) any increase in (or commitment to increase) the compensation, pension or other benefits payable or to become payable to any of the officers, employees, agents or representatives of either of the Businesses or any bonus payments or arrangements made to or with any of them, that will constitute an Assumed Obligation, other than (i) increases amounting to less than $25,000 individually and effected on a basis consistent with the past practice of the Sellers and (ii) any increase required under the terms of any of the benefit plans listed on Schedule 5.10 hereto;

          (e) any voluntary forgiveness or cancellation of any debt or material claim of either of the Businesses or any voluntary waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business;

          (f) the imposition of any Encumbrance on any of the assets of either of the Businesses except for Permitted Encumbrances;

          (g) any sale, assignment, transfer or other disposition of or lapse of any intellectual property right or termination of any agreement under which the Sellers (insofar as it relates to either of the Businesses) has any right or license, the sale, assignment, transfer or other disposition, lapse or termination of which would have a Material Adverse Effect;

          (h) any lapse, termination, expiration, amendment, modification or waiver of any contract or agreement, including any joint venture agreement, teaming agreement, distribution agreement, supply agreement, license agreement, personal property lease or development contract, to which the Sellers (insofar as it relates to either of the Businesses) had been a party, the lapse, termination, expiration, amendment, modification or waiver of which would have a Material Adverse Effect;

          (i) any intercompany transactions relating to either of the Businesses with any Affiliate (as defined in Article 17) of the Sellers, except (i) in the ordinary course operation of either of the Businesses or (ii) involving consideration or transfers in any one transaction of not more than $25,000 and not more than $100,000 in the aggregate;

          (j) any labor dispute (other than routine individual grievances) or activity or proceeding by a labor union or representative thereof to organize any employees of the Sellers involved in the Businesses who were not subject to a collective bargaining agreement at December 31, 1997, or any lockouts, strikes, slowdowns, work stoppages or to Sellers' knowledge, written threats thereof by or with respect to any such employee;

          (k) any investigation, institution, settlement or agreement to settle any litigation, action or proceeding before any Governmental Entity in connection with the Businesses including, without limitation, under the Foreign Corrupt Practices Act;

          (l) any change in any method of accounting or accounting practice or policy used by the Sellers and relating to the Businesses including, without limitation, with respect to the reserves for certain Ground EO Business contracts as set forth on Schedule 5.6(l); or

          (m) in connection with the Businesses, any agreement to incur, assume or become subject to, any liabilities or obligations for returns or allowances, other than in the ordinary course of business and consistent with past practice, or any increase, or any change in any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve.

     5.7. Litigation, Etc. As of the date of this Agreement, no proceeding, arbitration, action or suit is pending or, to the knowledge of the Sellers, threatened against either Seller (insofar as it relates to either of the Businesses, the Acquired Assets, the Assumed Obligations or the transactions contemplated hereby), except as set forth on Schedule 5.7 hereto and except for any such proceeding, arbitration, action, or suit that, singly or in the aggregate, would not have a Material Adverse Effect. As of the date of this Agreement, neither Seller (insofar as it relates to either of the Businesses) has received any written notice from any Governmental Entity of any pending or threatened governmental investigation relating to either of the Businesses which, if concluded with a determination adverse to either of the Businesses, would have a Material Adverse Effect. Except as set forth on Schedule 5.7 hereof, as of the date of this Agreement, there are no outstanding orders, writs, judgments, injunctions, awards or decrees of any Governmental Entity involving or affecting the Sellers relating to the Acquired Assets, the Assumed Liabilities or the Businesses or the transactions contemplated hereby. As of the date of this Agreement, the Sellers are not in default with respect to any writ, injunction, decree known to or served upon it from any Governmental Entity, except for any such defaults which would not have a Material Adverse Effect.

     5.8. Labor Relations. (a) Except as set forth in Schedule 5.8 attached hereto, as of the date of this Agreement the Sellers are in compliance with all federal, state and local labor employment laws, except for any noncompliance which would not have a Material Adverse Effect. Except as set forth on Schedule 5.8, as of the date of this Agreement there is no charge pending or, to the knowledge of the Sellers, threatened against either Seller alleging, with respect to any employee or employees of either of the Businesses, any breach of contract, any violation of any statute or regulation relating to employment and employment practices, or any violation of any collective bargaining agreement, any unlawful discrimination in employment practices or any unfair labor practices before any court, agency, or other judicial or arbitral body, except for any such violation that would not have a Material Adverse Effect. As of the date of this Agreement, there is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Sellers' knowledge, threatened against the Sellers (with respect to employees of the Businesses). Except as set forth on Schedule 5.8, no employees of either of the Businesses are covered by any collective bargaining agreement, and no collective bargaining agreement or other labor union agreement or agreement with organized labor for employees of either of the Businesses is currently being negotiated or pending negotiation. Except as set forth on
Schedule 5.8 hereto, there has been no material concerted work stoppage with respect to either of the Businesses during the last three years.

          (b) All individuals who are performing services for the Businesses as of the date of this Agreement and are treated by the Sellers as "independent contractors" for purposes of tax withholding and related compensation issues qualify for such treatment, except for such instances which are not, in the aggregate, material.

     5.9. Contracts. Except for contracts, commitments, plans, agreements and licenses listed on Schedule 1.1(f), Schedule 1.1(g), Schedule 5.9 or Schedule 5.10, as of the date of this Agreement, no Seller (insofar as it relates primarily to either of the Businesses) is a party to or otherwise bound by:

          (a) any contract or purchase order to sell products or provide services to any customer (i) providing for payments in excess of $25,000 or
     (ii) not cancelable within sixty (60) days;

          (b) except for any contract or agreement that is terminable upon less than 90 days' notice by either Seller or that will not constitute an Assumed Obligation, any contract or agreement with any director, officer or employee of either of the Businesses;

          (c) (i) any contract for the lease or sublease as lessee, lessor, sublessee or sublessor of real or personal property of either of the Businesses, or (ii) except for the CSC Agreement, any license of computer software used primarily in either of the Businesses, in the case of this clause (ii) requiring payments in excess of $25,000 per year;

          (d) except for purchase orders issued in the ordinary course of business, any contract requiring payments in excess of $25,000 for the purchase or sale of any personal property used primarily in the Businesses;

          (e) any contract or agreement containing non-competition covenants limiting the freedom of either of the Sellers to operate the Businesses or to compete in any line of business with any Person in any geographic area or during any period of time, or, except as set forth on Attachment 3 or Attachment 5 to the FPA Intellectual Property Agreement or Attachment 2 or Attachment 4 to the EO Intellectual Property Agreement, any agreement granting a license or other right with respect to the FPA Business Intellectual Property or RTIS Intellectual Property (each as defined in the FPA Intellectual Property Agreement) material to the conduct of the FPA Business or any agreement granting a license or other right with respect to the Ground EO Business Intellectual Property or Raytheon Intellectual Property (each as defined in the EO Business Intellectual Property Agreement) material to the conduct of the Ground EO Business;

          (f) any partnership, joint venture, teaming, consortium, or other similar contract, arrangement or agreement;

          (g) any development contracts relating primarily to either of the Businesses and requiring estimated or actual annual expenditures by Sellers in 1997 in excess of $100,000;

          (h) any contract or agreement for guaranty, indemnity or suretyship of Indebtedness of either of the Businesses in excess of $100,000;

          (i) any contract, purchase order or purchase commitment which contains pricing of a contingent nature; or

          (j) any broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and similar agreements to which the Sellers are a party which are not cancelable by the Sellers on not more than 30 days notice or without penalty or further payment in excess of $25,000.

     Neither the Sellers nor, to the knowledge of the Sellers, any other party to any contract, agreement, lease or instrument listed on Schedule 1.1(f),
Schedule 1.1(g), Schedule 5.9 or Schedule 5.10 (collectively, the "Contracts") is, as of the date of this Agreement, in default in complying with any provisions thereof, except for any such default that would not have a Material Adverse Effect. The Sellers have delivered or made available to the Buyer true and correct copies of the Contracts. Without limiting the foregoing, as of the date of this Agreement the Sellers are neither in default with respect to any intercompany deliveries to customers nor anticipate being in default between now and the Closing Date with respect to such customer deliveries, except for any such defaults which would not have a Material Adverse Effect. To the Sellers' knowledge, as of the date of this Agreement, there is no pending written claim or request for equitable adjustment under any Government Contract (as defined in Article 17) either by the Sellers or any Governmental Entity that would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, except where the same would not, individually or in the aggregate, have a Material Adverse Effect, neither Seller has (i) received any written notice of the termination or the intention of any party to terminate any Contract, whether as a termination for convenience or for default of the applicable Seller thereunder, or (ii) received any written cure notice or show cause notice (as defined in the Federal Acquisition Regulations Part 49, P. 49.607(a) and (b), respectively) in respect of any Government Contract. Insofar as it relates to the Businesses, none of the Sellers has been notified of any violation of, and to the Sellers' knowledge none of the Sellers has engaged in any violation of, the Truth in Negotiations Act in the negotiation of any Government Contract (as defined in Article 17). Insofar as it relates to the Businesses, as of the date of this Agreement none of the Sellers has been notified of, and to the Sellers' knowledge they have not engaged in, any accounting practices that does not comply with the applicable regulations and standards of the Cost Accounting Standard Board, except as set forth on Schedule 5.9 and except for any such practices which would not have a Material Adverse Effect. The Businesses are in compliance with all obligations relating to any equipment or fixtures owned by any Governmental Entity and loaned, bailed or otherwise furnished to or held by any part of either of the Businesses, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

     5.10. Pensions and Benefits.

          (a) Except as set forth on Schedule 5.10(a) hereto, as of the date of this Agreement, no Seller maintains or has any obligation to make contributions to, any employee benefit plan (an "ERISA Plan") within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other retirement, profit sharing, stock option, stock bonus or other benefit program (a "Non-ERISA Plan"), in either case, for the benefit of any officers, employees or consultants of either of the Businesses. The Sellers have heretofore delivered or made available to the Buyer copies or summaries of each such ERISA Plan and Non-ERISA Plan and any associated funding instruments and, with respect to any such ERISA Plan, the most recently completed annual report (with any required attachments), the most recent IRS determination letter, and any other advisory opinions or rulings applicable to such Plan.

          (b) To the Sellers' knowledge, except as set forth on Schedule 5.10(b), all of the Sellers' ERISA Plans and Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state, provincial and local laws applicable to such plans, and the terms and conditions of the respective plan documents.

          (c) Each of the Savings Plans (within the meaning of Section 11.3) is intended to constitute a qualified plan within the meaning of Section 401(a) of the Code, Sellers' intend to submit each such Savings Plan to the Internal Revenue Service for a determination of its qualified status in a timely manner, and to the knowledge of the Sellers' there is no reason to believe that favorable determination letters will not be issued in due course.

          (d) No collective bargaining agreements are currently in effect which obligate Sellers to make contributions on behalf of any of the Assumed Employees to any "employee pension benefit plan", or "employee welfare benefit plan", as such terms are defined in Sections 3(2) and 3(1) of ERISA, respectively, nor to any multiemployer plan, as defined in Section 3(37) of ERISA.

          (e) Other than as described in this Agreement, no agreement, commitment or obligation exists on the part of any of the Sellers which would increase benefits available under any ERISA Plan or any Non-ERISA Plan or which require the adoption of any new plan or program by any Seller with respect to employees of the Businesses.

     5.11. Intellectual Property. (a) The Sellers own or have the right to use all EO/FPA Business Intellectual Property necessary to operate the Businesses on the date hereof and as of the Closing Date, except where the failure to own or have the right to use such EO/FPA Business Intellectual Property would not individually or in the aggregate have a Material Adverse Effect. Pursuant to the Intellectual Property Agreements (as defined in Article 9 hereof), and subject to the terms, conditions and restrictions set forth therein, the Buyer shall, as of the Closing Date, have the right to use, hold for use or otherwise exploit (to the extent set forth in the Intellectual Property Agreements) all the EO/FPA Business Intellectual Property in the same manner in all material respects that such EO/FPA Business Intellectual Property is used, held for use or is otherwise exploited by the Sellers in the applicable Business as of the date hereof and as of the Closing Date. The EO/FPA Business Intellectual Property and the Assigned Intellectual Property are sufficient (except for any requirements of Buyer for commercial off the shelf software) in all material respects for the fulfillment by the Buyer of its obligations under the Supply Agreements as they exist as of the Closing Date and to conduct the operations of the Businesses immediately after the Closing Date in the same manner in all material respects as such operations were conducted prior to the Closing Date. The provisions of this
Section 5.11(a) are not intended to be and shall not be considered as any warranty or representation that Buyer's use of such EO/FPA Business Intellectual Property shall be free from claims of infringement which may be made by third parties. The obligations of Sellers and the remedies of Buyer with respect to claims of infringement are solely as set forth in Section 13.1(v) below.

          (b) The EO/FPA Business Intellectual Property (other than the TI Licensed Intellectual Property (as defined in the FPA Intellectual Property Agreement)) is not subject to any material Encumbrances, other than Permitted Encumbrances, and is not subject to any obligations inconsistent with the terms of the Intellectual Property Agreements. The Sellers have used commercially reasonable measures to protect the secrecy, confidentiality and value of the EO/FPA Business Intellectual Property (other than the TI Licensed Intellectual Property) material to the operation of the Businesses. Subject to Section 5.11(e) below, no EO/FPA Business Intellectual Property (other than the TI Licensed Intellectual Property and any copyrighted material) material to the operation of the Businesses has been used, divulged or appropriated for the benefit of any Person other than the Sellers, except where such use, divulgence or appropriation would not, individually or in the aggregate, have a Material Adverse Effect and except in the ordinary course of business in connection with the performance of contracts.

          (c) Subject to Section 5.11(e) below, as of the date hereof, no Seller has made any claim in writing of a violation, infringement, misuse or misappropriation by others of rights of a Seller to or in connection with any EO/FPA Business Intellectual Property.

          (d) As of the date hereof, there is no pending or, to the knowledge of Sellers, threatened claim by any third Person of a violation, infringement, misuse or misappropriation by the Seller in connection with either of the Businesses of any patents, trademarks, copyrights, or trade secrets owned by any third Person, or of the invalidity of any patent included in the EO/FPA Business Intellectual Property (other than TI Licensed Intellectual Property), that would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Sellers, except for any matters previously disclosed to the Buyer in a letter agreement referring to this Section, the conduct of the Businesses by the Buyer following the Closing in the manner currently conducted by the applicable Seller will not result in the infringement of any patent, trademark, copyright or trade secret owned by any third Person that would, individually or in the aggregate, have a Material Adverse Effect. There are no interferences or other contested inter parties proceedings, either pending or, to the knowledge of the Sellers, threatened, in any domestic or foreign copyright office, patent and trademark office or any other Governmental Entity relating to any pending application with respect to any material EO/FPA Business Intellectual Property (other than TI Licensed Intellectual Property).

          (e) As to the representations and warranties set forth above which have been made expressly subject to this paragraph, it is understood that with respect to the activities of HE Holdings, Inc., any predecessor in interest of HE Holdings, Inc. and any affiliates thereof prior to December 17, 1997 such representation and warranties are made only to the extent of the knowledge of Sellers.

     5.12. Governmental Consent. Except for (i) the approvals required with respect to the DOJ and DOD (as such terms are defined in Section 7.1), (ii) consents to transfer or novations required with respect to contracts with governments or governmental agencies, (iii) consents and approvals required under U.S. export control laws and regulations and laws and regulations designed to protect the national security of the United States, and (iv) for those items set forth on Schedule 5.12, no consent, approval or authorization of or registration, designation, declaration or filing with any Governmental Entity, on the part of any Seller, is required in connection with the consummation of any of the transactions contemplated hereby, except for any approval, authorization, registration, designation, declaration or filing that, if not obtained or made, would not have a Material Adverse Effect, and would not materially adversely affect the ability of the Sellers to perform their respective obligations under this Agreement.

     5.13. Compliance with Laws, Etc. Except as set forth on Schedule 5.13 hereto, each of the Sellers (insofar as it relates to the operation of either of the Businesses) is in compliance with all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs and injunctions and Permits (as defined in Section 5.20) applicable to it, except for any noncompliance that would not have a Material Adverse Effect. Except as set forth on Schedule 5.13, as of the date of this Agreement the Sellers have neither received nor know of the issuance of, any written notice from any Governmental Entity of any such violation or alleged violation.

     5.14. Status and Sufficiency of Tangible Assets. (a) Schedule 5.14(a) contains a true and complete list of all tangible personal property owned by or leased to the Sellers primarily in connection with the Businesses (the "Tangible Personal Property") having an original cost equal to or greater than $25,000. With respect to Tangible Personal Property leased by the Sellers as lessee, all leases, conditional sale contracts, franchises or licenses pursuant to which the Sellers may hold or use (or permit others to hold or use) such Tangible Personal Property are as of the date of this Agreement valid and in full force and effect in all material respects, and there is not under any of such instruments any existing default of the Sellers or, to Sellers' knowledge, of any other party thereto, or event of default of the Sellers or, to Sellers' knowledge, of any other party thereto or event which with notice or lapse of time or both would constitute such a default, except for any defaults that would not have a Material Adverse Effect. Except as disclosed in Schedule 5.14(a), the Sellers own, lease or have the legal right to use in all material respects all Tangible Personal Property used in the conduct of the Businesses. The Sellers have valid and subsisting leasehold interests in all the leased Tangible Personal Property, free and clear of all claims except as specifically set forth in Schedule 5.14(a), Permitted Encumbrances and claims which, individually or in the aggregate, do not have or are not reasonably likely to have a Material Adverse Effect.

          (b) Except as set forth on Schedule 5.14(b), the Acquired Assets, the Subleases and the Lease, when utilized by a labor force substantially similar to that utilized by the Sellers for the Businesses as of the date of this Agreement, and taken together with the services to be provided by the Sellers pursuant to the Master Services Agreements, the partitioning and transition efforts to be completed pursuant to Section 12.9, the Lease and the Subleases, and the other assets to be made available to the Buyer as provided in Section 1.3, are sufficient in all material respects for the fulfillment by the Buyer of its obligations under the Supply Agreements as they exist as of the Closing Date and are adequate to conduct the operations of the Businesses immediately after the Closing Date in the same manner in all material respects as such operations were conducted immediately prior to the Closing Date. The preceding sentence shall not be construed as a representation as to the adequacy or scope of the intellectual property to be conveyed, licensed or sublicensed pursuant to the Intellectual Property Agreements, with respect to which the Sellers are making representations and warranties as provided in Section 5.11.

          (c) The Acquired Assets constituting tangible personal property are in good working condition, ordinary wear and tear excepted, have been properly maintained in all material respects, are suitable in all material respects for the purposes for which they are used, and conform in all material respects to the requirements of all laws, ordinances and regulations applicable to their use and ownership or lease by the Sellers; and the buildings and structures containing the space to be subleased to the Buyer pursuant to the Subleases and leased to the Buyer pursuant to the Lease are suitable in all material respects and properly zoned for the purpose for which they are currently used, have been properly maintained in all material respects to the extent the applicable Seller is required to do so, and there are no material outstanding work orders with respect to any maintenance, repair or alterations to be performed by the applicable Seller thereon.

     5.15. Location of Inventories. Except for the EO Facilities and FPA Facilities, Schedule 5.15 hereto specifies all locations at which Inventories having an aggregate value in excess of $100,000 are located as of the date of this Agreement.

     5.16. Customers. Schedule 5.16 hereto sets forth a list of each paying account that represented more than $50,000 of gross sales in 1997 of either of the Businesses and the amount of sales attributable to such customers during such period. Except as set forth in Schedule 5.16, as of the date of this Agreement no customer listed on Schedule 5.16 has terminated or materially reduced its purchases of merchandise or services from the Sellers.

     5.17. Environmental Matters. Except as referenced on Schedule 5.17:

          (a) (i) Each of the Businesses has been and currently is in compliance with all applicable Environmental Laws except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect.

               (ii) Each of the Businesses has all licenses, permits and governmental consents required under Environmental Laws for the operation of the Businesses as presently conducted (the "Environmental Permits") and there are no violations, investigations or proceedings nor, to the knowledge of the Sellers, are any investigations or proceedings pending or threatened, with respect to the Environmental Permits except where the failure to have such Environmental Permits or where the violation, investigation or proceeding relating thereto would not, individually or in the aggregate, have a Material Adverse Effect. Such Environmental Permits are listed on Schedule 5.20 hereto.

               (iii) Since January 1, 1997 and to the Sellers' knowledge prior to January 1, 1997, no notice, notification, demand, request for information, citation, summons, complaint or order has been received by any Seller or, to the knowledge of the Sellers, is pending or threatened by any Person against, any part of the Businesses nor has any material penalty been assessed against any part of the Businesses with respect to any alleged violation of any Environmental Law or liability thereunder, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or where resolution would not, individually or in the aggregate, have a Material Adverse Effect.

               (iv) To the Sellers' knowledge, as of the date of this Agreement, no Hazardous Substance has been discharged, generated, treated, manufactured, handled, stored, transported, emitted, released or is present at any property now or previously owned, leased or operated by any part of the Businesses in violation of any Environmental Law, which circumstance, individually or in the aggregate, would have a Material Adverse Effect.

          (b) Since January 1, 1997 and to the Sellers' knowledge prior to January 1, 1997, there has been no environmental investigation conducted of which the Sellers have knowledge in relation to the Businesses or any property or facility now or previously owned or leased with respect to the Businesses with respect to any matter which has had or would, individually or in the aggregate, have a Material Adverse Effect.

          (c) Insofar as it relates primarily to either of the Businesses, to the knowledge of the Sellers no event, condition, circumstance, activity, practice, action or plan of the Sellers has occurred or exists or is likely to occur or exist, in each case which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment, or transport, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substances, except for any of the foregoing which would not have a Material Adverse Effect. To the knowledge of the Sellers, no part of the premises occupied or used by the Sellers in connection with the Businesses has been listed or proposed for listing on the National Priorities List of the United States Environmental Protection Agency or comparable state or local governmental list.

          (d) Insofar as it relates to the Businesses, to the knowledge of the Sellers no event has occurred or condition exists or operating practice is being employed that could give rise to liability on the part of the Sellers, either at the present time or in the future, for any losses, liabilities, damages (whether consequential or otherwise), settlements, penalties, interest, expenses and costs of responses (including any such liability on account of the right of any Governmental Entity or Person, and including closure expenses, costs of assessment, containment, removal or response (other than monitoring transportation or disposal of materials required to be transported or disposed of in the ordinary course of business consistent with past practice)), other than any of the foregoing which would not have a Material Adverse Effect, arising under any presently effective rule or federal, state, or local statute, or any regulation that has been promulgated pursuant thereto, or common law, as a result of or in connection with, or alleged to be as a result of or in connection with the following:

          (i) the handling, storage, use, transportation or disposal of any Hazardous Substances in, or, under or near or from the facilities used by the Sellers or its predecessors;

          (ii) the handling, storage, use, transportation or disposal of any Hazardous Substances by the Sellers or its predecessors which Hazardous Substances were a product, by-product or otherwise resulted from the operations conducted by or on behalf of the Sellers or its predecessors;

         (iii) any intentional or unintentional emission, discharge or release of any Hazardous Substances in or near or from facilities of the Sellers into or upon the air, surface water, ground water or land or any disposal, handling, manufacturing, processing, distribution, use, treatment, or transport of such Hazardous Substances in or near or from facilities by or on behalf of the Sellers or its predecessors; or

          (iv) the presence of any toxic or hazardous building materials (including but not limited to asbestos or similar substances) in any facilities of the Sellers, including but not limited to the inclusion of such materials in the exterior and interior walls, floors, ceilings, tile, insulation or any other portion of building structures.

     5.18. Significant Suppliers. Set forth on Schedule 5.18 is a list of the ten largest suppliers for each of the Businesses for 1997, together with the amount of purchases attributable to such suppliers expressed in dollars. Except as set forth on Schedule 5.18, no supplier listed on Schedule 5.18 during the past year has terminated, materially reduced or threatened to terminate or materially reduce its provision of merchandise or services to, the Sellers. Copies of the Sellers' standard terms and conditions for purchase orders for the Businesses are set forth in Schedule 5.18.

     5.19. Transactions with Affiliates. Except for any obligations under the Transaction Documents and as set forth on Schedule 5.19, none of the Assumed Obligations under the Assumed Contracts will be owed to any Seller or its Affiliate.

     5.20. Licenses and Permits. Schedule 5.20 contains a complete and accurate list of all licenses, permits and governmental authorizations ("Permits") held by the Sellers as of the date of this Agreement primarily in connection with the operation of the Businesses, other than any Permits that are not material to the operation of the Businesses. The Sellers have complied with all conditions and requirements imposed by the Permits, except for any noncompliances which would not have a Material Adverse Effect, and as of the date of this Agreement the Sellers have not received any written notice that any appropriate authority intends to cancel or terminate any of the Permits listed on Schedule 5.20. The Sellers own or have the right to use in all material respects the Permits in accordance with the terms thereof without any material conflict or alleged conflict or infringement with the rights of others and subject to no material claims of others, and each Permit is valid and in full force and effect in all material respects.

     5.21. Brokers. Except for JP Morgan & Co. Incorporated, whose fees and expenses will be paid by the Sellers, no finder, broker, agent or other intermediary has worked for or on behalf of the Sellers in connection with the negotiation or consummation of the transactions contemplated hereby.

                                    Article 6

                   Representations and Warranties of the Buyer

     The Buyer represents and warrants to the Sellers as follows:

     6.1. Organization and Standing of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all required corporate power and authority to enter into this Agreement and the other Transaction Documents, to perform all of its agreements and obligations hereunder and thereunder in accordance with their terms and to purchase the Acquired Assets from the Sellers.

     6.2. Corporate Approval; Binding Effect. The Buyer has obtained all necessary authorizations and approvals from its Board of Directors and shareholders required for the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer and constitutes, and each of the other Transaction Documents will at or prior to the Closing be duly executed and delivered by the Buyer and will constitute, the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies.

     6.3. Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents will not result in any violation of or be in conflict with its Certificate of Incorporation or By-Laws, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it, or be in conflict with or constitute a default under any of the foregoing.

     6.4. Government Consents, Etc. Except for the approvals referred to in clauses (i)(iv) of Section 5.12, no consent, approval or authorization of or registration, designation, declaration or filing with any Governmental Entity, Federal or other, on the part of the Buyer is required in connection with the purchase of the Acquired Assets pursuant to this Agreement or the consummation of any other transaction contemplated hereby.

     6.5. Buyer's Capabilities. The Buyer intends to use the Acquired Assets as part of a viable, ongoing business or businesses engaged in the development, production and sale of FPAs and ground EO systems. The Buyer has the managerial, operational and financial capability to compete effectively in the development, production and sale of FPAs and ground EO systems and is eligible to receive the applicable National Industrial Security Program security clearances necessary for such activities. The Buyer has adequate financing or financial resources available to consummate the transactions contemplated by this Agreement.

     6.6. Brokers. Except for Bear, Stearns & Co. Inc., whose fees and expenses will be paid by the Buyer, no finder, broker, agent or other intermediary has worked for or on behalf of the Buyer in connection with the negotiation or consummation of the transactions contemplated hereby.

                                    Article 7

                          Certain Regulatory Approvals

     7.1. Department of Justice and Department of Defense. As promptly as practicable, and in any event within two (2) business days following the execution of this Agreement by the parties, the Sellers shall notify the U.S. Department of Justice (the "DOJ") and the U.S. Department of Defense ("DOD") of the proposed transaction, in accordance with the terms of Section VII of the Final Judgment; the Sellers and the Buyer shall respond with reasonable diligence and dispatch to any request for additional information made in response to such notice; and the Sellers shall promptly inform the Buyer of any written notice of objection or non-objection or other material written communications received from the DOJ or the DOD.

     7.2. Other Governmental Approvals. The Sellers and Buyer shall use commercially reasonable efforts to obtain the governmental approvals referred to in Sections 9.5 and 10.5 as promptly as practicable after the date of this Agreement.

                                    Article 8

                       Conduct Of Business Pending Closing

     The Sellers covenant and agree that, from and after the date of this Agreement and until the Closing, and to the extent the Sellers are permitted under the Final Judgment and Hold Separate Order to monitor or affect the actions of the Businesses, except as otherwise specifically consented to or approved by the Buyer in writing:

     8.1. Full Access. To the extent permitted under U.S. export control laws and regulations, other applicable law, the Sellers' security clearances and any third party requirements or restrictions, the Sellers shall afford to the Buyer and its authorized representatives such access during normal business hours to all properties, books, records, contracts and documents of the Businesses as the Buyer shall reasonably request in connection with its review of the Businesses, and the Sellers shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the Businesses as the Buyer may reasonably request. Any such investigation shall be on reasonable prior notice and shall be carried out in such a manner as to minimize any disruption of the Businesses.

     8.2. Carry on in Regular Course. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in any Schedule to this Agreement and except for the transition of most of the operations of the Ground EO Business in LaGrange, Georgia to the facility in El Segundo, the Sellers shall carry on the Businesses in the ordinary course substantially in the same manner as heretofore.

     8.3. No General Increases. Except for any increase required under the terms of any employment agreement or benefit plan referred to in Section 5.10 and any increase in compensation that will not constitute an Assumed Obligation, the Sellers shall not (i) grant any general or uniform increase in the rates of pay of employees of either of the Businesses, except for increases in salary or wages in the ordinary course operation of the applicable Business consistent with past practice, or (ii) grant any general, uniform or individual increase in the benefits under any bonus or pension plan or other contract or commitment for the benefit of any employee of either of the Businesses, or to increase the compensation payable or to become payable to officers, key salaried employees or representatives of either of the Businesses, or (iii) increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or representatives.

     8.4. Sale or Acquisition of Capital Assets. Except as may be otherwise contemplated by this Agreement, the Sellers shall not sell or otherwise dispose of or acquire any capital assets of either of the Businesses with a historical cost in excess of $25,000.

     8.5. Insurance. The Sellers shall maintain insurance coverage for the Businesses comparable to the insurance coverage currently in effect.

     8.6. Preservation of Organization. Except as may be otherwise contemplated by this Agreement, the Sellers shall use reasonable efforts under the applicable circumstances to keep the organization and material business relationships of the Businesses intact in all material respects.

     8.7. Compliance with Final Judgment. Except as may be otherwise permitted by the DOJ or the DOD, the Sellers shall use their reasonable efforts to comply in all material respects with the terms of the Final Judgment and the Hold Separate Order.

     8.8. Advice of Change. The Sellers shall advise the Buyer in writing, promptly after becoming aware thereof, of any material adverse change in the condition (financial or otherwise), operations or assets of the Businesses.

     8.9. Maintenance of Obligations. Insofar as it relates to the Businesses, the Sellers shall perform all of their material obligations under agreements relating to or affecting their assets, properties, equipment or rights.

     8.10. Compliance with Law. The Sellers shall maintain compliance in all material respects with all applicable laws, rules, regulations, permits and orders with respect to the Businesses.

     8.11. Maintenance of Records. Insofar as it relates to the Businesses, the Sellers shall keep adequate records and books of account in accordance with their past practices.

     8.12. Retention of Employees. The Sellers shall use commercially reasonable efforts to retain the employees of the Businesses during the period between the execution of this Agreement and the Closing Date and to encourage all such employees to accept offers of employment from the Buyer, including, but not limited to, the following:

          (a) maintaining all current compensation programs or benefits programs that are intended to assist in retaining employees;

          (b) assisting the Buyer in communicating with the Sellers' employees regarding offers of employment by the Buyer; and

          (c) advising the Buyer whenever any Seller has knowledge that any "key employee" has received an offer of employment from another employer or is contemplating terminating employment with the Sellers; provided, however, that the Sellers have no obligation to make any inquiries as to those matters. For these purposes, "key employee" will be determined jointly by the Buyer and the Sellers as soon as is reasonably practicable following execution of this Agreement.

     Nothing contained in this Section 8.12 shall prohibit the Sellers from terminating or disciplining any individual who the Sellers believe, in their sole discretion, should be terminated or disciplined in a manner consistent with past practices, policies and procedures.

     8.13. Disclosure of Information. Immediately upon execution of this Agreement, the Sellers agree to provide to the Buyer a list of all employees who are on the Sellers' payroll with respect to the Businesses regardless of whether such individuals are actively at work, identifying each individual by title, location, and supervisor, and further agree that they will update such list periodically through the Closing Date as reasonably requested by the Buyer. The Sellers will also provide the Buyer with a list of employees currently actively working on the programs constituting part of the Businesses who are not on the list defined by the DOJ in the Final

Judgment. The provision of the foregoing information is not intended to give the Buyer any right to make employment offers to such persons except as provided in
Section 11.1.

     8.14. Retained Liabilities. The Sellers will discharge the Retained Liabilities when due in accordance with past practice.

     8.15. Intellectual Property. The Sellers shall not, nor shall they agree in writing or otherwise to, (i) transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights to the EO/FPA Intellectual Property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice with respect to the EO/FPA Intellectual Property and other than the grant of any rights with respect to the Raytheon Intellectual Property (as defined in the EO Intellectual Property Agreement) that are not inconsistent with and do not limit any of the rights to be granted to the Buyer pursuant to the EO Intellectual Property Agreement, or (ii) disclose any of the EO/FPA Intellectual Property or Assigned Intellectual Property except pursuant to confidentiality agreements consistent with past practice.

     8.16. No Shopping. Prior to any termination of this Agreement pursuant to
Article 15 hereof, the Sellers shall not solicit or enter into any agreement with respect to the sale of any substantial portion of the Businesses or of the Acquired Assets, or any merger or other business combination of the Sellers (solely as it relates to either of the Businesses), to or with any Person other than the Buyer.

     8.17. Interim Financials. As promptly as practicable and in no event later than August 7, 1998, the Sellers will deliver to the Buyer internal unaudited balance sheets of the Businesses as of June 30, 1998, which except as may be noted in any footnotes thereto will be prepared on a basis consistent with the December Balance Sheets and fairly present in all material respects the financial condition of the Businesses as of such date.

                                    Article 9

                   Conditions Precedent To Buyer's Obligations

     The obligation of the Buyer to consummate the Closing is subject to the satisfaction prior to or at the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

     9.1. Representations and Warranties. The representations and warranties made by the Sellers in this Agreement shall have been correct in all material respects when made and shall be correct in all material respects at and as of the Closing (in each case without giving duplicative effect to any materiality qualification contained in such representation or warranty), except to the extent that such representations and warranties are no longer correct due to the consummation prior to the Closing of transactions not prohibited hereby.

     9.2. Compliance with Agreement. The Sellers shall have performed and complied in all material respects with all of their obligations under this Agreement to be performed or complied with by them prior to or at the Closing (in each case without giving duplicative effect to any materiality qualification contained in such obligation).

     9.3. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     9.4. DOJ and DOD Clearance. The DOJ and DOD shall have provided written notice as contemplated by Section VII of the Final Judgment that they do not object to the divestiture of the Businesses pursuant to this Agreement.

     9.5. Other Government Approvals. The Buyer shall have received the required preClosing approvals listed on Schedule 9.5.

     9.6. EO Intellectual Property Agreement. Raytheon shall have entered into the EO Intellectual Property License Agreement in the form of Exhibit B-1 attached hereto (the "EO Intellectual Property Agreement"), and the EO Intellectual Property Agreement shall be in full force and effect. In connection therewith, Raytheon shall have obtained the agreement of Hughes Electronics Corporation or its Affiliates permitting Raytheon and RSG to grant the rights set forth in Section 2.6 of the EO Intellectual Property Agreement. In the event Hughes Electronics Corporation or its Affiliates requires changes affecting
Section 2.6 of the EO Intellectual Property Agreement, the Buyer agrees to accept changes that do not add any additional material limitations on the operation of the Ground EO Business.

     9.7. FPA Intellectual Property Agreement. Raytheon and RSG shall have entered into the FPA Intellectual Property Assignment, License and Sublicense Agreement in the form of Exhibit B-2 attached hereto (the "FPA Intellectual Property Agreement" and together with the EO Intellectual Property Agreement, the "Intellectual Property Agreements"), and the FPA Intellectual Property Agreement shall be in full force and effect. In connection therewith, Raytheon shall have obtained the agreement of TI permitting RTIS to grant the rights set forth in Section 2.6 of the FPA Intellectual Property Agreement. In the event TI requires changes affecting Section 2.6 of the FPA Intellectual Property Agreement, the Buyer agrees to accept changes that do not add any additional material limitations on the operations of the FPA Business.

     9.8. RTIS Supply Agreements. RTIS shall have entered into the Supply Agreements in the form of Exhibits C-1 and C-2 attached hereto (the "RTIS Supply Agreements"), and the RTIS Supply Agreements shall be in full force and effect.

     9.9. Raytheon Supply Agreements. Raytheon or one of its Affiliates shall have entered into the Supply Agreements in the form of Exhibits D-1, D-2 and D3 attached hereto (the Raytheon Supply Agreements" and together with the RTIS Supply Agreements, the "Supply Agreements"), and the Raytheon Supply Agreements shall be in full force and effect.

     9.10. RTIS Master Services Agreement. RTIS shall have entered into the Master Services Agreement in the form of Exhibit E attached hereto (the "RTIS Master Services Agreement"), and the RTIS Master Services Agreement shall be in full force and effect.

     9.11. Raytheon Master Services Agreement. Raytheon shall have entered into the Master Services Agreement in the form of Exhibit F attached hereto (the "Raytheon Master Services Agreement" and together with the RTIS Master Services Agreement, the "Master Services Agreements"), and the Raytheon Master Services Agreements shall be in full force and effect.

     9.12. Lease Agreement. Raytheon shall have entered into the Lease Agreement in the form of Exhibit G attached hereto with respect to that portion of the EO Facilities in El Segundo, California specified therein (the "Lease Agreement"), and the Lease Agreement shall be in full force and effect.

     9.13. Sublease Agreements. RTIS shall have entered into the Sublease Agreements in the form of Exhibits H-1 and H-2 attached hereto with respect to that portion of the FPA Facilities specified therein (the "Sublease Agreements"), the consent of TI, as lessor, shall have been obtained, and the Sublease Agreements shall be in full force and effect.

     9.14. Non-Disclosure Agreement. The Sellers shall have entered into the Non-Disclosure Agreement in the form of Exhibit I attached hereto (the "Non-Disclosure Agreement"), and the Non-Disclosure Agreement shall be in full force and effect.

     9.15. TI Manufacturing Agreement. TI shall have entered into a Manufacturing Agreement with the Buyer in the form of Exhibit J hereto (the "TI Manufacturing Agreement"), and the TI Manufacturing Agreement shall be in full force and effect.

     9.16. TI Amendments. TI shall have entered into amendments with RTIS relating to the current services agreements between RTIS and TI and the services of TI to be passed through to Buyer pursuant to the RTIS Master Services Agreement (the "TI Amendments"), and the TI Amendments shall be in full force and effect.

                                   Article 10

                  Conditions Precedent To Sellers' Obligations

     The obligation of the Sellers to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Sellers):

     10.1. Representations and Warranties. The representations and warranties made by the Buyer in this Agreement shall have been correct in all material respects when made and shall be correct in all material respects at and as of the Closing (in each case without giving duplicative effect to any materiality qualification contained in such representation or warranty).

     10.2. Compliance with Agreement. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it prior to or at the Closing (in each case without giving duplicative effect to any materiality qualification contained in such obligation).

     10.3. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     10.4. DOJ and DOD Clearance. The DOJ and DOD shall have provided written notice as contemplated by Section VII of the Final Judgment that they do not object to the divestiture of the Businesses pursuant to this Agreement.

     10.5. Other Government Approvals. The Sellers shall have received the required preClosing approvals listed on Schedule 10.5.

     10.6. Other Agreements. The Buyer shall have entered into each of the following, and such agreement shall be in full force and effect:

     (i) the Intellectual Property Agreements (including the agreements of Hughes Electronics Corporation and its applicable Affiliates and TI required under Sections 9.6 and 9.7);

     (ii) the RTIS Supply Agreements;

     (iii) the Raytheon Supply Agreements;

     (iv) the RTIS Master Service Agreement;

     (v)  the Raytheon Master Service Agreement;

     (vi) the Lease Agreement;

    (vii) the Sublease Agreements (including the consent of TI required under Section 9.13); and

   (viii) the Non-Disclosure Agreement.

     10.7. TI Amendments. TI shall have entered into the TI Amendments and the TI Amendments shall be in full force and effect.

     10.8. Prior Sale Agreement. The Sellers shall have terminated the Amended and Restated Asset Purchase Agreement, dated as of March 25, 1998, with Kollsman, Inc. relating to the sale of the Ground EO Business (the "Prior Sale Agreement").

                                   Article 11

                         Employees and Employee Benefits

     11.1. Hiring Employees.

          (a) At the Closing, unless the Sellers and the Buyer otherwise agree the Buyer will offer employment to the persons listed on Schedule 11.1(a) unless otherwise indicated on that Schedule. In addition, the Buyer will be permitted to make offers of employment to the employees listed on Schedule 11.1(b) (the "Optional Employees"). The Sellers will cooperate with the Buyer to arrange interviews with the Optional Employees. All such offers for Assumed Employees (as defined below) shall be for the same pay as in effect at Closing and benefits meeting the requirements of Section 11.2. Such offers and the benefits to be provided to the Assumed Employees shall recognize the date of hire and time of service with or as recognized by the Sellers for eligibility and vesting purposes under Buyer's benefit plans and policies, and in the case only of vacation for purposes of determining the amount of vacation allowed under Buyer's benefit plans and policies. All employees listed on Schedule 11.1(a) accepting such offers, but none of the Optional Employees accepting such offers, are referred to in this Agreement as "Assumed Employees" and their employment with the Buyer will be deemed to have commenced immediately after 11:59 p.m., applicable local time, on the Closing Date.

          (b) The Buyer agrees that, for a period of 60 days after the Closing Date, it will not cause any of the Assumed Employees hired by it to suffer "employment loss" for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss.2101-2109, and related regulations (the "WARN Act") if such employment loss could create any liability for the Sellers, unless the Buyer delivers notices under the WARN Act in such a manner and at such a time that the Sellers bear no liability with respect thereto.

     11.2. Benefit Plans - General.

          (a) Liabilities Generally. Except as expressly provided in this Agreement, Sellers shall retain exclusive liability and responsibility for providing any and all benefits due and payable to or in respect of Assumed Employees and related participants and beneficiaries under any ERISA Plan or Non-ERISA Plan in accordance with the terms of such plans and applicable law.

          (b) Benefits Maintenance. Commencing as of the Closing Date and continuing through the end of the sixth full calendar month after the Closing Date (the "Benefits Maintenance Period"), with respect to the Assumed Employees, spouses and dependents and beneficiaries thereof (the "Eligible Individuals"), Buyer shall provide under its existing benefit plans compensation, employee welfare plans and other employee benefits which are substantially comparable in the aggregate to the compensation paid by the Sellers, and the plans and other benefits provided by the Sellers' applicable ERISA and Non-ERISA Plans, immediately prior to the Closing Date. In determining whether benefits are substantially comparable in the aggregate there shall be disregarded the benefits of Sellers' and Buyer's defined benefit pension plans and retiree medical programs and the benefits of Sellers' stock options. Nothing herein shall be construed to require the Buyer to provide Assumed Employees with any retiree medical benefits or stock options. Nothing contained herein shall be construed to require Buyer to continue the employment of any Assumed Employee for a specified period of time subsequent to Closing.

          (c) Welfare Coverages. Any employee welfare plans established or maintained by Buyer in satisfaction of Section 11.2(b) which cover or reimburse Eligible Individuals for medical or dental expenses ("Buyer's Medical Plans") shall not exclude from payment or reimbursements expenses attributable to any condition of an Eligible Individual on the basis that it is a pre-existing condition. The Buyer shall use its reasonable best efforts to secure from its insurers an agreement, without the Buyer incurring a substantial cost, to credit the dollar amount of all expenses incurred by the Eligible Individuals during the applicable plan year of Buyer's Medical Plans in which the Closing Date occurs for purposes of satisfying any deductible and co-payment requirements applicable for such year under Buyer's Medical Plans. During the Benefits Maintenance Period, the Buyer shall maintain severance, reduction-in-force and pay-in-lieu-of-notice benefits for the Assumed Employees no less favorable than the severance, reduction-in-force and pay-in-lieu-of-notice benefits provided to such Assumed Employees by Sellers immediately prior to the Closing Date and disclosed on Schedule 5.10.

          (d) COBRA Continuation Coverage. Sellers shall retain responsibility for providing healthcare coverage to all beneficiaries of current or former employees of Sellers (without regard to whether such employees become Assumed Employees) who are receiving (or become entitled to receive) continuation healthcare coverage pursuant to an election made under Section 4980A of the Code or Sections 601-608 of ERISA ("COBRA")(such an election to be called a "COBRA election") arising as a result of a qualifying event (as defined in COBRA) occurring prior to or on the Closing Date. Buyer shall be responsible for providing COBRA coverage attributable to a COBRA election made by an Assumed Employee (or any individual who constitutes a qualified beneficiary under COBRA with respect to an Assumed Employee) which relates to a qualifying event (as defined in COBRA) which occurs after the Closing Date.

          (e) Retiree Medical Benefits. Sellers shall be solely responsible for, and Buyer is specifically not assuming any pre- or post-Closing liability or obligation for, any post-termination or retiree medical or dental benefits ("Retiree Benefits") for which any Assumed Employee (or dependent) may have been eligible under Sellers' Welfare Plans prior to the Closing Date. Assumed Employees may be eligible to participate in a health plan offering Retiree Benefits to Buyer's employees after the Closing Date, to the extent that such benefits are made available under the terms of any of Buyer's Welfare Plans; provided, that notwithstanding any other provision of this Agreement to the contrary, an Assumed Employee's length of service with Sellers shall only be counted under such plans, if at all, for purposes of eligibility and shall not, in any event, be counted for purposes of benefit accrual under such plan or plans.

          (f) Tuition Aid. Buyer shall pay, and Sellers shall promptly reimburse Buyer for, any tuition aid reimbursements in respect to Assumed Employees' course work approved by Sellers and commenced prior to the Closing Date which become payable after the Closing in accordance with and to the extent provided by Sellers' tuition aid program. Sellers shall provide Buyer with such information as Buyer may reasonably request to determine which and to what extent any such reimbursements to Assumed Employees are or may become due. From and after the Closing Date, Assumed Employees will be eligible to participate in Buyer's tuition assistance program in accordance with Buyer's policies then in effect.

          (g) Vacation. On or before the Closing Date, Sellers shall pay to each Assumed Employee the cash equivalent of his or her accumulated but unused time under the Sellers' Paid Time Off Policy. From and after the Closing Date, Assumed Employees shall receive annual vacation benefits pursuant to Buyer's vacation policy with credit for purposes of determining the amount of any entitlement for service with or recognized by Sellers as of the Closing Date.

          (h) Workers Compensation. Sellers shall remain responsible and liable for all worker's compensation claims relating to occupational illnesses and injuries of Assumed Employees that occurred or were incurred on or prior to the Closing Date. Buyer shall be responsible and liable for Assumed Employees' worker's compensation claims relating to all occupational illnesses and injuries that occurred or are incurred subsequent to the Closing Date.

     11.3. Savings Plan. The Sellers will retain all liability and responsibility for the disposition of interests under the Raytheon TI Systems Savings Plan (the "RTIS Savings Plan") and the Raytheon Salaried Savings and Investment Plan (10011) (the "Hughes Savings Plan" and collectively, the "Savings Plans"), with respect to those employees (or their beneficiaries) of the Businesses who, as of the Closing Date, are participants in one of the Savings Plans. The Sellers agree that they will cause the accounts in the Savings Plans of all such participants to be fully vested as of the Closing Date. Effective as of the Closing Date, Sellers shall take such action, if any, as may be necessary (i) to cause the active participation of the Assumed Employees therein to cease as of the Closing Date, and (ii) to permit Assumed Employees to elect to take distributions (subject to and if and to the extent permitted by applicable law) of their accounts thereunder and, if such Assumed Employees so elect, to roll them over, directly or otherwise, in accordance with applicable law and regulations, to an individual retirement account or to one or more defined contribution retirement plans qualified under Section 401(a) of the Code (the "Buyer Defined Contribution Plans") and maintained by Buyer or one of its subsidiaries, and the Buyer Defined Contribution Plans shall accept such rollovers (including to the extent applicable any plan loans). The parties acknowledge and agree that the Buyer Defined Contribution Plans are not required in any case to accept "after-tax" contributions as part of any such rollover. Sellers agree to provide Buyer with copies of the initial IRS favorable determination letters with respect to the Savings Plans reasonably promptly following their receipt of the same.

     11.4. Pension Plans. The Sellers will retain all liability and responsibility for the disposition of interests under the Raytheon TI Systems Employees Pension Plan and the Raytheon TI Systems Supplemental Pension Plan and Hughes Non-Bargaining Retirement Plan and Hughes Subsidiary Retirement Plan (collectively, the "Pension Plans"), with respect to those employees (or their beneficiaries) of the Ground EO Business or FPA Business who, as of the Closing Date, are participants in any of the Pension Plans. Effective as of the Closing Date, Sellers shall amend the Pension Plans so that, subject to the proviso set forth below,

          (i) the service of the Assumed Employees with the Buyer, if any, in the Benefits Maintenance Period shall be recognized as service with the Sellers for all plan purposes,

          (ii) any compensation paid the Assumed Employees by the Buyer for services rendered in the Benefits Maintenance Period shall be recognized as compensation paid by the Sellers for all plan purposes,

          (iii) those Assumed Employees in the FPA Business participating in the Raytheon TI Systems Employees Pension Plan and the Raytheon TI Systems Employees Supplemental Pension Plan who have at least 15 years of service as of the Closing Date, are at least age 50 as of the Closing Date, and do not terminate their employment with Buyer voluntarily, nor are terminated for cause, within two years of the Closing Date, will be treated as on a "Bridge to Retirement Leave of Absence" from their cessation of benefit accruals under such Plan until first eligible for early retirement under the relevant Plan,

          (iv) those Assumed Employees in the Ground EO Business participating in the contributory portion of the Hughes Non-Bargaining Retirement Plan who have at least 15 years of service "Continuous Service" (as defined in that Plan) as of the later of (x) March 1,

     1999 and (y) the earlier of the end of the Benefits Maintenance Period and March 31, 1999 (the "Determination Date"), are at least age 50 as of the Determination Date, are within 5 years of satisfying the Rule of 75 contained in said Plan as of the Determination Date, and who execute an agreement to arbitrate claims as required by such Plan will be entitled to receive following their cessation of benefit accruals under such Plan the reduced Rule of 75 benefit otherwise provided to Participants laid off in such circumstances, and

          (v) those Assumed Employees in the Ground EO Business participating in the contributory portion of the Hughes Non-Bargaining Retirement Plan who have at least 15 years of "Continuous Service" (as defined in that Plan) as of the Determination Date, are at least age 50 as of the Determination Date, are within 5 years of satisfying the Rule of 75 contained in said Plan as of the Determination Date, execute an agreement to arbitrate claims as required by such Plan as well as a release and agreement to refund the amounts paid pursuant to this clause (v) in the event of rehire by the Sellers or their Affiliates and do not (x) terminate their employment with Buyer voluntarily, nor (y) are terminated for cause (any termination other than (x) and (y) to be deemed a "Qualified Termination"), within two years of the Closing Date, shall be paid in cash by Sellers at the date of the Assumed Employee's Qualified Termination or, if earlier, at the second anniversary of the Closing Date, the value (determined as of each such Employee's cessation of benefit accruals under such Plan), as reasonably estimated by Sellers, of the difference between such reduced Rule of 75 benefit and the full Rule of 75 benefit such Assumed Employees might otherwise have qualified for, provided the Buyer shall have timely complied with any information request the Sellers shall reasonably make to effect all such recognitions and otherwise cooperated as reasonably requested by Sellers (including in collecting during the Benefits Maintenance Period applicable employee contributions in respect of Assumed Employees in the Ground EO Business who participate in the contributory portion of the applicable Pension Plan) to effectuate the provision of such benefit enhancements. The Sellers further agree that they will cause the accrued benefit of each such employee under the Pension Plans as of the Closing Date to be fully vested as of the Closing Date.

     11.5. Incentive Plans. Attached as Schedule 11.5 is a description of the Sellers' internal sales and marketing and other incentive plans relating to the Businesses (the "Incentive Plans"). Sellers shall timely pay the Assumed Employees all amounts accrued to the Closing Date in accordance with the terms of the Incentive Plans. From and after the Closing Date, Assumed Employees shall receive incentive plan amounts in accordance with and to the extent provided by Buyers' incentive compensation arrangements.

     11.6. Stock Options. One or more of the Assumed Employees hold options to acquire shares of stock issued by the Sellers or one or more of their affiliates ("Outstanding Options"), which may not become exercisable in full as of the Closing Date. In this paragraph, any Outstanding Option, or portion thereof, which is not exercisable as of the Closing Date is referred to as an "Unvested Outstanding Option". As and when each Unvested Outstanding Option expires in accordance with its terms, Sellers shall pay the holder thereof an amount equal to the difference between the aggregate value as of the Closing Date of the stock subject to such Unvested Outstanding Option, as reasonably determined by Sellers in accordance with the terms of the relevant plans, and the aggregate amount the holder of such Unvested Outstanding Option would have been required to pay in order to exercise such Option.

                                   Article 12

                                Certain Covenants

     12.1. Third Party Consents.

          (a) To the extent that any agreement constituting part of the Acquired Assets is not capable of being transferred by the Sellers to the Buyer pursuant to this Agreement without the consent, approval or waiver of a third Person, and such consent is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach thereof or a violation of any law, rule or regulation in the absence of obtaining such an approval, nothing in this Agreement will constitute a transfer or an attempted transfer thereof. Each of the Buyer and the Sellers shall use reasonable efforts at its own expense to obtain any such approvals.

          (b) In the event that such consents, approvals and waivers referred to in paragraph (a) are not obtained then the Sellers and the Buyer will each use reasonable efforts, each at its own expense and in compliance with applicable laws and regulations, to (i) provide to the Buyer the benefits and burdens of any such agreement, (ii) cooperate in any reasonable and lawful arrangement, including subcontracting, designed to provide such benefits and burdens to the Buyer without incurring any obligation to any other Person other than to provide such benefits to the Buyer, including without limitation the appointment of the Buyer as the agent of the Sellers for purposes of such agreement, and (iii) enforce, at the request of the Buyer for the account of the Buyer, any rights of the Sellers arising from any such agreement. With respect to any files and documentation relating to any such contracts that are subject to third party proprietary restrictions, the Sellers and Buyer will enter into arrangements as described above to transition these materials to the Buyer.

      12.2  Novation of Government Contracts.

          (a) As soon as practicable following the Closing, the Buyer shall prepare (with the Sellers' assistance), in accordance with Federal Acquisition Regulations Part 42, (P) 42.12 and any applicable agency regulations or policies, a written request meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, (P) 42.1202(a)), which shall be submitted by Sellers to each Responsible Contracting Officer, for the United States Government (i) to recognize the Buyer as the Sellers' successor in interest to all the Acquired Assets constituting a

     Government Contract; and (ii) to enter into a novation agreement (a "Novation Agreement") in form and substance reasonably satisfactory to the Buyer and the Sellers and their respective counsel, pursuant to which, subject to the requirements of the Federal Acquisition Regulations Part 42, all of Sellers' right, title and interest in and to, and all of the Sellers' obligations and liabilities under, each such Government Contract shall be validly conveyed, transferred and assigned and novated to the Buyer by all parties thereto. The Sellers shall provide to the Buyer promptly any information regarding the Sellers required in connection with such request. The Sellers and the Buyer shall each use all reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to any of the Government Contracts, including responding to any requests for information by the United States Government with regard to such Novation Agreements. Until such time as the Novation Agreements are completed, the Buyer and the applicable Seller will operate with respect to the applicable Government Contract pursuant to the terms of an Agency Designation in the form of Exhibit K hereto and the Buyer agrees that pending novation it will perform the terms of such Government Contracts as the Sellers' agent.

          (b) In connection with obtaining the consents contemplated in Section 12.2(a) hereof, the Sellers shall not consent to any modification of any Government Contract included in the Acquired Assets without the prior written consent of the Buyer, not to be unreasonably withheld or delayed.

     The parties agree that until all Government Contracts have been novated in accordance with paragraphs (a) and (b) above, the Sellers shall wire to the Buyer all payments received by them with respect to any Government Contract performed by the Buyer and any of the billed and unbilled accounts receivables included as part of the Acquired Assets as provided above by wire transfer on a weekly basis, with interest at the prime rate less 1.5% for each day the Sellers hold the funds more than one (1) business day, and the Sellers and Buyer will operate with respect to such Government Contract as provided in Section 12.1(b).

     12.3. Access to Books and Records.

          (a) The Buyer agrees to cooperate with and to make available to the Sellers such documents, books, records or information relating to the operation of either of the Businesses prior to the Closing Date as the Sellers may reasonably require after the Closing.

          (b) The Buyer agrees to preserve and protect all books, records, files and data referred to in paragraph (a) above for a period of six (6) years after the Closing Date.

          (c) The Buyer agrees not to destroy any files or records which are subject to this Section 12.3 (i) for the period described in clause (b) of this Section 12.3, and (ii) thereafter, without giving at least thirty (30) days' notice to the Sellers. Upon receipt of such notice, the Sellers may (A) cause to be delivered to it the files or records intended to be destroyed, at the Sellers' expense, or (B) notify the Buyer that the Sellers will pay the cost of storing and maintaining such files or records (including any necessary costs of moving such files or records to a location under control of the Sellers).

     12.4. Use of Certain Names. The Buyer agrees that promptly after the Closing Date it will cease using any references to the Sellers, TI, Hughes or any of their respective Affiliates, except to the extent permitted under Sections 2.6 or 2.7 of the EO Intellectual Property Agreement or Sections 2.6 or
2.7 of the FPA Intellectual Property Agreement.

     12.5 Compliance With Final Judgment. After the Closing, the Buyer agrees to be bound by the provisions of the Final Judgment. The Sellers acknowledge that after the Closing Date they will continue to be bound by the Final Judgment.

     12.6 Certain FPA Test Equipment. With respect to the test equipment used occasionally in the FPA Business and described in Schedule 12.6, the Buyer shall continue to have access to such equipment as contemplated by Section 1.3. In addition, RTIS shall at its expense build equivalent test equipment for the Buyer's sole use and ownership at no charge to Buyer.

     12.7. Extension of HTI Teaming Agreement and Associate Contractor
Agreement.

          (a) With respect to the Teaming Agreement, dated as of February 26, 1994 between Raytheon Company (as successor to Hughes Aircraft Company ("HAC")) and RTIS (as assignee of Texas Instruments Incorporated) (the "HTI Teaming Agreement") and the Associate Contractor Agreement, dated as of June 18, 1997 between Raytheon (as successor to HAC) and RTIS (as assignee of TI) (the "HTI ACA"), Raytheon is transferring its interest in the HTI Teaming Agreement and the HTI ACA to the Buyer as part of the Acquired Assets relating to the Ground EO Business. RTIS and the Buyer shall extend the stated terms of the HTI Teaming Agreement and the HTI ACA to December 31, 2004 on terms similar in scope to the existing arrangements except as contemplated by paragraph (b) below. The Buyer and Sellers also acknowledge that such an extension would require approval of the DOJ, DOD and the U.S. Government customer.

          (b) The Sellers and the Buyer expect that the extensions of the relationship contemplated by paragraph (a) above would continue in the form of an associate contractor arrangement, but that continuing to satisfy their customer on the HTI program through an associate contractor arrangement will require the parties to maintain the performance and cooperation shown to date by the HAC and TI (now Raytheon and RTIS) teams working on the HTI program. If their customer on the HTI program wishes to transition to a single contract environment, then the parties will convert their relationship to a prime/subcontractor relationship, with the prime contractor to be designated by RTIS and the Buyer by mutual agreement, with RTIS as the preferred prime contractor. To the extent practicable, in connection with this conversion, the parties will structure the work share balance to be similar to the current arrangements.

          (c) The Sellers and the Buyer acknowledge that the foregoing are necessary for a successful business transition but additional activities such as an aggressive cost reduction program and forward production pricing commitments will be required.

          (d) The Sellers and the Buyer agree to proceed expeditiously to complete the extension contemplated by this Section 12.7 prior to Closing, but completion of such extension is not a condition to Closing.

     12.8. New LRAS3 Teaming Agreement and Extension of Associate Contractor Arrangement.

          (a) With respect to the LRAS3 program, and the existing EMD Associate Contractor Agreement (the "LRAS3 ACA"), subject to the approval of DOJ, DOD and the U.S. government customer, Raytheon will enter into a Teaming Agreement for the LRAS3 EMD program (the "LRAS3 Teaming Agreement") and extend the LRAS3 ACA. The LRAS3 Teaming Agreement and the LRAS3 ACA as extended will have terms expiring December 31, 2004, and the LRAS3 Teaming Agreement will have terms generally comparable to the HTI Teaming Agreement.

          (b) The Sellers and the Buyer expect that the extensions of the relationship contemplated by paragraph (a) above would continue in the form of an associate contractor arrangement, but that continuing to satisfy their customer on the LRAS3 program through an associate contractor arrangement will require the parties to maintain the performance and cooperation shown to date by the HAC and TI (now Raytheon and RTIS) teams working on the LRAS3 program. If their customers on the LRAS3 program wish to transition to a single contract environment, then the parties will convert their relationship to a prime/subcontractor relationship, with the prime contractor to be designated by RTIS and the Buyer by mutual agreement, with RTIS as the preferred prime contractor. To the extent practicable, in connection with this conversion, the parties will structure the work share balance to be similar to the current arrangements.

          (c) The Sellers and the Buyer acknowledge that the foregoing are necessary for a successful business transition but additional activities such as an aggressive cost reduction program and forward production pricing commitments will be required.

     12.9. Information Technology Transition. The Sellers agree that, in connection with the delivery of Acquired Assets and the treatment of shareduse assets contemplated by Section 1.3, they will take the steps required to obtain consents from software vendors or obtain new software licenses so that the Buyer will have access to the software and information technology described in
Schedule 12.9. A description of the scope of the transitioning work and a budget and timetable is set forth in Schedule 12.9. The costs of completing this transaction as contemplated will be borne by the Sellers, but only up to the budgeted amounts in Schedule 12.9. At the Buyer's request, in connection with this transitioning work the Sellers will purchase or furnish software for the Buyer other than the software described in Schedule 12.9 and not including any software that is proprietary to the Sellers, subject to the maximum budgets set forth in Schedule 12.9. In the event that the Sellers and the Buyer are able to mutually agree upon and implement changes to the partition plan described in
Schedule 12.9 which result in cost savings to the budgets described in Schedule 12.9, the Buyer will be entitled to payment of half of the saved amount, to be paid by Sellers to the Buyer to be used by the Buyer to establish its operational capability to compete effectively in the Businesses.

     12.10 Pending REA. The Buyer acknowledges that the Pending REA is not being transferred to the Buyer as part of the Acquired Assets. The Buyer agrees that it will not, at any time, assert or otherwise pursue the Pending REA against RTIS or any of its Affiliates. RTIS, both on its behalf and for its assignees and Affiliates, agrees that it will not pursue the Pending REA Claim against the customer.

     12.11. Non-Solicitation.

     (a) Prior to the third anniversary of the Closing Date, (i) the Sellers shall not solicit to hire any individual who, on October 16, 1997, was an employee of either of the Businesses and (ii) the Sellers shall not hire any individual who, on October 16, 1997, was an employee of either of the Businesses. Notwithstanding the foregoing, the Sellers may solicit to hire and hire any individual referred to above if such individual's employment with the Buyer had previously been terminated by the Buyer.

     (b) Prior to the third anniversary of the Closing Date, (i) the Buyer shall not solicit to hire any individual listed on Schedule 12.11 and (ii) the Buyer shall not hire any individual listed on Schedule 12.11. Notwithstanding the foregoing, the Buyer may solicit to hire and hire any individual referred to above if such individual's employment with the Sellers or any subsidiaries of the Sellers had previously been terminated by a Seller or such other subsidiary of a Seller.

     12.12. Mail and Other Communications Received After the Closing Date. The Buyer and the Sellers will appoint representatives to discuss and agree upon procedures, for each of the locations subject to the Subleases and Lease Agreement, for the prompt receipt and delivery of mail or funds received by the Sellers but relating to the Businesses or received by the Buyer but relating to one of the Seller's other businesses.

     12.13. Warranty Work. In the event any third party asserts a warranty or similar claim in connection with the pre-Closing operation of the Businesses that constitutes a Retained Liability, then at the request of the Sellers the Buyer agrees to perform any required warranty repair or rework. The Sellers agree to reimburse the Buyer for its cost plus 5% fee incurred in connection with the foregoing.

     12.14. Interim Operating.

          (a) With respect to the export licenses referred to in Schedule 9.5 and 10.5, the Sellers and the Buyer will meet the appropriate government officials as promptly as practicable in order to assure a rapid transition process and the Sellers will cooperate with and provide reasonable assistance to the Buyer in connection with such transition process. During a reasonable transition period but in any event only so long as it is permitted by applicable law, at Buyer's request the Sellers will export products of the Buyer under the Sellers' export licenses.

          (b) With respect to the environmental permits set forth on Schedule 12.14, the Sellers agree to permit the Buyer to operate under these permits for a reasonable transition period. The Buyer agrees to operate in accordance with such permits. In addition, the Sellers will provide reasonable assistance to the Buyer in connection with the Buyer obtaining other required permits.

          (c) The Buyer agrees to reimburse the Sellers for any outofpocket costs incurred in connection with the arrangements described in (a) and (b) above and to indemnify the Sellers against any claims or damages arising out of the arrangements described in (a) and (b) above except to the extent such claims or damages are caused by Sellers' gross negligence and willful.

     12.15. Asbestos. In the event that the Buyer tears down walls or makes other structural changes to any of the facilities subject to the Lease Agreement or Subleases, it will be responsible for, and the Retained Liabilities will not include, any costs associated with remediating or removing asbestos in the areas affected by such structural changes triggered by such structural changes.

     12.16. Palomar Products.

          (a) With respect to Raytheon's EOS Supply Agreement dated October 6, 1995 (the PPI Supply Agreement") with Palomar Products Inc. ("PPI"), Raytheon will provide reasonable cooperation to assist the Buyer in obtaining a separate supply agreement with PPI. In connection therewith, Raytheon will prior to the Closing provide its consent for PPI to utilize know-how and/or proprietary data provided to PPI by Raytheon in connection with proposals for or in the manufacturing of product for the Buyer.

          (b) In the event that the Buyer is unable to obtain a separate supply arrangement with PPI, Raytheon will cooperate to buy products from PPI under its EOS Supply

     Agreement on behalf of the Buyer and sell to the Buyer at the PPI price, plus an administrative fee in the amount of 1.5%.

     12.17. TI Lessor Documents. The Sellers agree to use commercially reasonable efforts (not requiring the payment of a consent fee or other amounts) to obtain from TI nondisturbance agreements and landlord estoppel certificates relating to the Subleases, in a form reasonably acceptable to the Buyer.

     12.18. Physical Partitioning. In connection with the physical partitioning provided for by the Transition Agreements to be entered into by the Sellers and the Buyer pursuant to the Lease Agreement and Subleases, in the event the Sellers and the Buyer are able to mutually agree upon and implement changes to the partition plans which result in cost savings to the Sellers as compared to their budgets (which are $14.2 million for Texas and $550,000 for El Segundo), the Buyer will be entitled to payment of half of the saved amount, to be paid by the Sellers to the Buyer to be used by the Buyer to establish its operational capability to compete effectively in the Businesses.

     12.19. TI Trademarks. If the VIP, HDVIP and/or SLICE PROCESSING trademarks are owned by one of the Sellers or one of their Affiliates, then such trademarks shall be conveyed to Buyer for no consideration. If such trademarks are owned by TI, the Sellers agree to use their reasonable best efforts, which will not require the payment by the Sellers of a transfer fee or other amount, to obtain these trademarks from TI, unless the Buyer agrees to reimburse Sellers therefor. In the event the Sellers ever obtain these trademarks from TI, they will promptly transfer them to the Buyer for no consideration.

     12.20. Hughes Trademarks. In connection with the transition of tradenames and trademarks contemplated by Sections 2.6 and 2.7 of the EO Intellectual Property Agreement, the Sellers and the Buyer agree that they will share 50/50 the costs of such transition.

     12.21. Ordas and Hexagon Software. At or promptly after the Closing, the Sellers will furnish to the Buyer a copy of the Sellers' Ordas and Hexagon software. The Buyer shall be responsible for all subsequent software maintenance. Raytheon hereby grants to Buyer, effective as of the Closing Date, a non-exclusive, perpetual, fully paid-up, royalty-free license to use the Ordas and the Hexagon software.

     12.22. Georgia Space.

          (a) With respect to RSG's facility in LaGrange, Georgia (the "Georgia Facility"), RSG agrees to provide space for one or more employees of the Ground EO Business working on printed circuit board fabrication on the HTI program. RSG and the Buyer estimate that this employee or employees will require approximately 150 square feet of space. RSG will provide this space so long as it is manufacturing circuit cards for the Ground EO Business for the HTI program, which it expects to complete by September 30, 1998. The Buyer agrees that it will cause this employee or employees to comply with RSG's rules and regulations. RSG will provide this space at no charge; however, the Buyer will reimburse RSG for any costs incurred in furnishing the space, with such reimbursement to be made promptly after reasonable supporting documentation.

          (b) With respect to the access described in paragraph (a) above, each of Raytheon and the Buyer agrees to indemnify and hold harmless the other with respect to:

               (1) such party's breach of or noncompliance with any Environmental Law relating to such party's occupancy or use of the Georgia Facility during such access period; and

               (2) any act, omission, event or circumstance resulting in any release, discharge, disposal or emission on or adjacent to the Georgia Facility, or release, discharge, disposal or emission from or adjacent to the Georgia Facility, of any Hazardous Substance, regardless of whether the act, omission, event or circumstance constituted a violation of any Environmental Law at the time of the existence or occurrence, to the extent caused by the acts or omissions of such party, its employees, contractors or other invitees, agents, officers or directors, occurring during such access period.

     12.23. Termination of Agreement. The Sellers agree that, in the event the condition referred to in Sections 9.4 and 10.4 is met, the Sellers will terminate the Prior Sale Agreement.

     12.24. Provision of Financial Information. Sellers shall provide reasonable cooperation in providing information and documentation as (i) may be reasonably required by the Buyer in connection with its financing arrangements and (ii) may be reasonably necessary for Buyer to comply with applicable securities laws. The Buyer will reimburse the Sellers for any out-of-pocket expenses incurred in connection with the foregoing, including the fees of its outside accountants.

     12.25. License Grants.

          (a) RTIS hereby grants to the Buyer, effective upon the Closing, (i) a non-exclusive, irrevocable, non-transferable (except an assignment permitted under Section 18.3), world-wide, royalty free, fully paid up license to use the patents described on Schedule 12.25 to make, have made, use, develop, have developed, sell, offer for sale, distribute, export and import A-Kits and B-Kits and components thereof for use in connection with and for purposes of ground-based applications only and (ii) an option to acquire a non-exclusive, irrevocable, non-transferable (except an assignment permitted under Section 18.3), world-wide, royalty-bearing license to use the patents described on Schedule 12.25 to make, have made, use, develop, have developed, sell, offer for sale, distribute, export and import electro-optical products, future generations thereof and components thereof.

          (b) As a condition to the exercise of the option referred to in paragraph (a)(ii) above, RTIS and the Buyer will agree on the terms of a reasonable royalty to be paid with respect to such license.

     12.26. Other Cooperation.

          (a) To the extent that the Businesses as conducted by the Sellers have benefited from volume discounts for germanium available to Sellers for purchases made for the Businesses' and the Sellers' other operations ("volume discounts") and so long as the Sellers' are able to obtain germanium at prices more favorable than those available to Buyer, the Sellers agree to provide reasonable cooperation to the Buyer after the Closing Date to combine orders for germanium (or use other similar commercially reasonable methods) to ensure the availability of such volume discounts for purchases made for the Businesses after the Closing Date.

                                   Article 13

                                    Indemnity

     13.1. Indemnification by the Sellers.

          The Sellers, jointly and severally and subject to the applicable limits of liability hereinafter set forth, agree to defend, indemnify and hold the Buyer (and its directors, officers, employees and Affiliates) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including without limitation the reasonable fees and disbursements of counsel), net of insurance proceeds received (collectively, "Losses"), incurred by the Buyer or any of its directors, officers, employees or Affiliates, in connection with or arising out of:

               (i) any breach by the Sellers of any representation or warranty contained in Article 5 hereof;

               (ii) any breach by the Sellers of any covenant, obligation or undertaking made by the Sellers in this Agreement;

               (iii) any of the Retained Liabilities, including without limitation any Retained Environmental Liabilities and the Sellers' failure to timely discharge any of the Retained Liabilities; and

               (iv) any Defective Pricing Claims relating to proposals submitted by Sellers prior to the Closing Date and relating to the Businesses which have not resulted in definitive contracts as of the Closing Date, and any failure of such proposals to comply as of the Closing with government regulations applicable to the making of such proposals, but in each case only if the Buyer does not subsequently amend or modify the costs or pricing data forming a part of such proposals after the Closing Date (other than any amendment or modification relating solely to the transfer of such proposal to the Buyer pursuant to this Agreement) ("Open Bid Claims")

               (v) any claim made or suit brought against Buyer prior to the fifth anniversary of the Closing Date alleging that the Buyer's making, having made, using, selling, offering for sale, distributing, exporting or importing EO/FPA Products (as defined below) or practicing EO/FPA Processes (as defined below) in connection with the FPA Business and/or Ground EO Business (a "Covered Activity") infringes any intellectual property right of any third party; provided, however, that (1) Sellers shall be given exclusive control of the defense of such claim or suit and all negotiations relative to the settlement thereof, but Buyer shall have the right to be represented in any such claim or suit by advisory counsel of its own selection at is own expense and Sellers shall consult with any such advisory counsel regarding the defense of any such claim or suit and advise any such advisory counsel with respect to the settlement of such claim or suit, (2) Buyer assists Sellers by providing all information in Buyer's possession relevant to the defense or settlement of any such claim or suit, which is reasonably requested by Sellers, (3) Buyer promptly informs Sellers in writing of any such claim of infringement or threat of any such claim (provided, however, that the failure to provide such notice shall not relieve Sellers of their obligations hereunder except to the extent Sellers are prejudiced by such failure), (4) the claimed infringement arises as the result of Covered Activities related to the EO/FPA Products or EO/FPA Processes and not as a result of any modifications thereto made by Buyer or as a result of combinations of any EO/FPA Product with other components or any combination of any EO/FPA Process with any other process, (5) if the claimed infringement can be avoided by modifications to the EO/FPA Products requested by Sellers, Buyer agrees to make such modifications at Sellers' expense, provided that the form, fit and function of the EO/FPA Product and the manufacturing cost (including capital costs) for such EO/FPA Product is not adversely affected in any material way, (6) if the claimed infringement can be avoided by modifications to the applicable EO/FPA Process requested by Sellers, Buyer agrees to make such modification at Sellers' expense, provided that the utility of the EO/FPA Process and any related manufacturing cost (including capital costs) is not adversely affected in any material way, and (7) the Covered Activity is authorized by and within the scope of any applicable license grant, the claimed infringement is not the result of Buyer's loss of any intellectual property rights arising out of Buyer's breach of any contractual obligations and the claimed infringement is not a claim of infringement of TI Licensed Intellectual Property made by TI based on Buyer's activities outside the scope of the sublicense grant to Buyer of TI Licensed Intellectual Property. Sellers' liability under this paragraph (v) is subject to the applicable provisions of Section 13.4 below. The Sellers will not make a settlement without the Buyer's prior written consent, which consent shall not be unreasonably withheld, if as a result of such settlement the Buyer would incur any obligation, including if the Buyer would incur an obligation under the terms of the proposed settlement not covered by the Sellers' indemnity, or if such settlement would otherwise result in any detriment to the Buyer. Sellers' obligations under this paragraph (v) shall not apply with respect to infringement claims (x) arising out of patents issued after the date of this Agreement or (y) with respect to claims arising out of performance of contracts or supply of goods or services to government agencies where the Covered Activities are subject to the provisions of 28 U.S.C. 1498 or equivalent United States or foreign law or regulation. For purposes of this paragraph (v) "EO/FPA Product(s)" shall mean any EO Products or Transferred FPA Products which have either been manufactured and offered for sale by Sellers immediately prior to the Closing Date in connection with either the FPA Business or the Ground EO Business or which are described in pages 70 to 78 of the Raytheon Electro-Optical Systems Descriptive Memorandum of November, 1997 ("Offering Memorandum") and an "EO/FPA Process" shall mean any process being practiced by Sellers for the manufacture of EO/FPA Products in connection with the operation of the Ground EO Business or the FPA Business prior to the Closing Date, or which are described in pages 70 to 78 of the Offering Memorandum.

     13.2. Indemnification by the Buyer. Subject to the applicable limits of liability hereinafter set forth, the Buyer agrees to defend, indemnify and hold the Sellers (and their directors, officers, employees and Affiliates) harmless from and with respect to any and all Losses incurred by the Sellers or any of their directors, officers, employees or Affiliates arising out of:

          (i) any breach by the Buyer of any representation or warranty contained in Article 6;

          (ii) any breach by the Buyer of any covenant, obligation or undertaking made by the Buyer in this Agreement (including the assumption referred to in Article 2);

          (iii) the transfer to or use by the Buyer of the Personnel Records; or

          (iv) except for the Retained Liabilities, the operation of the Businesses or the use of the Acquired Assets in the operation thereof after the Closing Date.

     13.3. Time Limitations. Neither the Sellers nor the Buyer shall be liable to the other under this Article 13 for any claim relating to a breach of any representation or warranty referred to in Section 13.1(i) or Section 13.2(i) (a "Representation Claim") unless in the case of any Representation Claim, other than under Section 5.4 ("Title Claims"), Section 5.10 ("ERISA Claims"), Sections
5.13 ("NonCompliance Claims") or Section 5.17 ("Enviro Claims"), the claim is asserted in writing prior to the second anniversary of the Closing Date. Any

NonCompliance Claim must be asserted in writing prior to the third anniversary of the Closing Date. An Title Claim, ERISA Claim, Enviro Claim, Open Bid Claim and any claim under Sections 13.1(ii) or 13.1(iii) or 13.2(ii) or 13.2(iii) or 13.2(iv) may be made at any time in the future, subject to any applicable statute of limitations.

     13.4. Dollar Thresholds.

          (a) Neither the Sellers nor the Buyer shall be liable to the other for any Representation Claim (i) if the total Losses with respect to such Representation Claim, including any Representation Claims arising out of the same event or series of related events, do not exceed $10,000 (a "Minor Claim") or (ii) except to the extent that the cumulative amount of Losses with respect to all Representation Claims asserted against the Buyer or the Sellers, as applicable, excluding Minor Claims, exceeds $500,000, and then only to the extent of such excess. Indemnification claims under Sections 13.1(ii) or 13.1(iii) or 13.1(iv) or 13.1(v) or 13.2(ii), 13.2(iii) or
     13.2(iv) shall not be subject to any threshold or deductible amount.

          (b) The total amount payable by the Sellers under Section 13.1(i) with respect to all Representation Claims, other than Title Claims, ERISA Claims and Enviro Claims and Representation Claims that also fall within the scope of Section 13.1(iv), together with all claims under Section 13.1(v) ("Infringement Claims"), shall not exceed $18,000,000, the total amount payable with respect to Open Bid Claims shall not exceed $22,190,000 and the total amount payable under Section 13.1(ii) or Section 13.1(iii) shall not be subject to any cap on liability. The total amount payable by the Sellers with respect to Title Claims, ERISA Claims and Enviro Claims shall not exceed the Purchase Price (as finally adjusted pursuant to Section 3.2) less any amounts paid with respect to other Representation Claims and with respect to Infringement Claims. All Representation Claims that also fall within the scope of Section 13.1(iv) shall be treated as Open Bid Claims for purposes of this Article 13. The total amount payable by the Buyer under Section 13.2(i) with respect to all Representation Claims shall not exceed $18,000,000 and the total amount payable by the Buyer under Sections 13.2(ii), 13.2(iii) or Section 13.2(iv) shall not be subject to any cap on liability.

     13.5. Indemnification Procedures.

          (a) In the event that any party hereto (an "Indemnified Party") desires to make a claim against another party hereto other than pursuant to
     Section 13.1(v) (the "Indemnifying Party", which term shall include all Indemnifying Parties if there be more than one) in connection with any action, suit, proceeding or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a "Third-Party Claim"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third-Party Claim and of its claims of indemnification with respect thereto; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any obligation under this Article 13 except to the extent such Indemnifying Party is prejudiced by such failure. Upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim, and assume the defense of such Third-Party Claim, and in the case of such an assumption the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third-Party Claim; provided, that (i) the Indemnifying Party shall not be entitled to settle any such Third-Party Claim without the consent of the Indemnified Party unless as part of such settlement the Indemnified Party is released from all liability with respect to such Third-Party Claim and (ii) the Indemnified Party shall cooperate with the Indemnifying Party in connection with the defense of such Third Party Claim, and provide all information possessed by the Indemnified Party relevant to the defense or settlement of such Third Party Claim.

          (b) The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third-Party Claim, the defense of which has been assumed by an Indemnifying Party pursuant hereto, but the claimant shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

     13.6. Election of Remedies. In the event the Buyer has a claim which falls within the scope of more than one subparagraph of Section 13.1, the Buyer shall be free to elect the subparagraph pursuant to which it asserts its claim (or to assert its claim in the alternative under more than one subparagraph), except as provided in the third sentence of Section 13.4(b). In the event the Sellers have a claim which falls within the scope of more than one subparagraph of Section 13.2, the Sellers shall be free to elect the subparagraph pursuant to which they asserts their claim (or to assert their claim in the alternative under more than one subparagraph). Any claim which falls within the scope of Retained Liabilities shall not be subject to the time and monetary limitations set forth in Sections 13.3 and 13.4 even if such claim may also arise under any other provisions of this Agreement under which recovery may otherwise be subject to such limitations.

     13.7. Environmental Matters. Section 4(g) of the Sublease relating to the S/C Building and Section 3(f) of the Sublease relating to the Research West Building provide that, with respect to indemnification for certain environmental matters, RTIS will have the burden of proof to establish that such matter for which indemnity is claimed was caused in part or entirely by Buyer, or in part or entirely by a third party (other than TI under certain circumstances). That burden of proof will also apply to any claim under this Article 13 relating to Retained Environmental Liabilities and the facilities subject to the Subleases.

     13.8. Scope of Indemnity. Except as provided in Article 14, each of the Sellers and the Buyer acknowledges that, except for equitable relief, including specific performance, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions of this Article 13.

                                   Article 14

                                   Tax Matters

     14.1. General. The Sellers shall remain responsible for all Taxes (as defined in Article 17) of the Sellers payable in connection with the operation of either of the Businesses through the closing of business on the business day immediately preceding the Closing Date, except for any Taxes that constitute Assumed Obligations. The Sellers shall also remain responsible for the filing of all related Tax Returns (as defined in Article 17).

     14.2. Cooperation on Tax Matters; Conduct of Proceedings.

          (a) The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Article 14 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to such preparation and filing and to any audit, litigation or other proceeding relating thereto and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          (b) The Sellers shall be responsible for defending any audit, litigation or other proceeding with respect to any Taxes of the Sellers for which the Sellers are wholly or partially responsible for payment pursuant to this Article 14 and shall have the authority to negotiate, compromise and settle any such audit, litigation or other proceeding.

     14.3. Allocation of Transfer and Property Taxes.

          (a) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees including any deficiencies, interest, penalties, additions to Tax or additional amounts excluding any Income Taxes (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement (including the Intellectual Property Agreements) shall be shared equally by the Buyer and the Sellers. Buyer and Sellers shall use reasonable efforts to minimize the amount of all Transfer Taxes and shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports or returns and to handle any audits or controversies with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.

          (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Sellers and Buyer based on the number of days of such taxable period which fall on or before the Closing Date (this and any other tax period which includes one or more days falling on or before the Closing Date, a "Pre-Closing Tax Period") and the number of days of such taxable period after the Closing Date (a "Post-Closing Tax Period"). Except to the extent reflected on the Closing Balance Sheets as an Assumed Obligation, Sellers shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. Buyer shall be liable for any such taxes attributable to a Pre-Closing Tax Period to the extent reflected on the Closing Balance Sheets as an Assumed Obligation and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property taxes relating to the Acquired Assets, each of Sellers and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after delivery of such statement. In the event that either Sellers or Buyer shall make any payments for which it is entitled to reimbursement under this Section, the other party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

     14.4. Allowable Taxes.

          (a) For purposes of this Section, "Allowable Tax" shall mean the allocable share of any Tax of any Seller or any of its Affiliates which is an allowable cost under the Federal Acquisition Regulation, 48 CFR Chapter 1, and associated regulations and agreements between any Seller and any U.S. governmental entity, allocated based on the Sellers' existing finance policy (as it is in effect on the date hereof).

          (b) If Sellers have paid or reimbursed Buyer for any Allowable Tax which is attributable to a Pre-Closing Tax Period, Buyer agrees to repay to Sellers promptly upon receipt any portion of such Allowable Tax that Buyer or any of its Affiliates is ultimately able to recover from the United States government.

          (c) If Buyer or any of its Affiliates receives a refund with respect to an Allowable Tax that is attributable to a Pre-Closing Tax Period, Buyer shall pay to Sellers the amount of such refund reduced by the amount, if any, that Buyer will be required to pay to the United States government or suffer by reason of offset in accordance with the Federal Acquisition Regulation, 48 CFR Chapter 1, and associated regulations and agreements between Seller and any U.S. governmental entity. If Sellers receive a refund after the Closing Date with respect to an Allowable Tax that is attributable to a Pre-Closing Tax Period, Sellers will pay to Buyer the amount, if any, which Buyer will be required to pay to the U.S. government, or suffers by reason of an offset, in accordance with the foregoing regulations.

          (d) Sellers and Buyer agree to cooperate with respect to the calculation of any amounts payable pursuant to this Section and to give each other written notice of events reasonably likely to result in the increase or decrease of any Allowable Tax attributable to a Pre-Closing Tax Period.

     14.5. Scope of Article 14.

          (a) Notwithstanding the provisions of Article 13, the provisions of this Article 14 (and not Article 13) shall govern the allocation of responsibility between the Sellers and the Buyer for Taxes of the Businesses.

          (b) Claims under this Article 14 may be made by the Buyer and the Seller at any time prior to the expiration of the statute of limitations applicable to the Tax matter to which the Claim relates.

     14.6. Payroll Taxes. To the extent such treatment is permitted by applicable law, for purposes of computing payroll taxes since December 31, 1997, the Sellers will be treated as a predecessor employer and Buyer agrees to treat the Sellers as such.

                                   Article 15

                        Termination, Amendment and Waiver

     15.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Closing: (a) by either the Buyer or the Sellers in writing, without liability to the non-terminating party on account of such termination, if: (i) the Closing shall not have occurred on or before September 30, 1998 or, in the event the DOJ provides an extension as contemplated by Section IV of the Final Judgment, until the end of such extension, other than as a consequence of the material breach or the material default of this Agreement by the terminating party, (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal or (iv) the DOJ or DOD object in writing, pursuant to the Final Judgment, to the divestiture contemplated by this Agreement, or notify the Sellers that it intends to so object; or (b) by mutual written consent of the Sellers and the Buyer. In the event of the termination and abandonment of this Agreement by the Sellers or the Buyer, as herein provided, written notice thereof shall be given to the other party and this Agreement shall terminate without any further action of the parties hereto.

     15.2. Effect of Termination. If this Agreement is terminated as provided herein: (i) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated hereby including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) all information received by any party hereto with respect to the business of the other parties or their affiliated companies shall remain subject to the terms of the Confidentiality Agreement (as defined in Article 16); and (iii) no party shall have any liability or further obligation to any other party to this Agreement except as provided by this Article 15, and except that any termination of this Agreement shall not relieve a defaulting or breaching party from any liability to the other party hereto. In addition, the provisions of Article 18 shall remain in full force and effect and survive any termination of this Agreement.

                                   Article 16

                                 Confidentiality

     16.1 Confidentiality Agreement. Any and all information disclosed by the Buyer to the Sellers or by the Sellers to the Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Sellers or to the Buyer, as the case may be, shall be subject to the Confidentiality Agreement, dated as of November 20, 1997, between the Buyer and J.P. Morgan & Co. Incorporated (the "Confidentiality Agreement"), all of the provisions of which are incorporated into this Section 16.1 by this reference. Notwithstanding the foregoing, the Confidentiality Agreement shall terminate upon the Closing.

     16.2. Classified Information. Buyer acknowledges that Know-How (as defined in the Intellectual Property Agreements) and other intellectual property to be disclosed to Buyer pursuant to this Agreement and/or the Intellectual Property Agreements may be considered as classified information by the United States Government and nothing in this Agreement or the Intellectual Property Agreements shall require Sellers to disclose classified information to Buyer until such time as Buyer has received necessary clearances from the United States Government to receive same.

                                   Article 17

                                   Definitions

     As used herein the following terms not otherwise defined have the following respective meanings:

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition the term "control" (including the terms "controlled by" and "under common control with") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. The term "control" (including the terms "controlled by" and "under common control with") also includes ownership of fifty percent (50%) or more of the voting securities of a Person.

     "A-Kit" means all components necessary to fit a B-Kit into a particular ground vehicle, including the optics, electronics, software, visual display, stabilization, and fire control as required.

     "Assigned Intellectual Property" means any intellectual property (other than software, trademarks or trade names) provided to the Businesses pursuant to licenses or sublicenses and transferred to the Buyer as part of the Business Contracts.

     "B-Kit" means the common components for second generation Forward Looking Infrared Systems ("FLIRs") designed under the HTI program, including SADA II integrated cooler/dewar detector assemblies, afocal assemblies, and associated electronics.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Defective Pricing Claims" means any claims arising under the Truth in Negotiations Act (10 USC ss. 2306(a)) because Sellers furnished cost or pricing data that were not complete, accurate and current as certified in Certificates of Current Cost or Pricing Data submitted by Sellers.

     "DOD" means the Department of Defense.

     "DOJ" means the Antitrust Division of the Department of Justice.

     "Encumbrance" means all liens, security interests, pledges, charges, mortgages, conditional sales agreements, title retention agreements and other encumbrances.

     "Environmental Law" means any applicable Federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, approval, agreement or governmental restriction, each as in effect on or prior to the Closing Date, relating to the environment, human health, human safety or to any Hazardous Substance.

      "EO/FPA Business Intellectual Property" means the "Raytheon Intellectual Property", "Ground EO Business Intellectual Property", "FPA Business
Intellectual Property", "RTIS

Intellectual Property" and "TI Licensed Intellectual Property" as defined in the applicable Intellectual Property Agreement.

     "EO Facilities" means that portion of the facilities located at 2000 and 2006 East El Segundo Blvd., El Segundo, California and at 1302 Orchard Hill Road, LaGrange, Georgia, LaGrange, Georgia where the Ground EO Business is currently conducted.

     "EO Product" means electro-optical products.

     "FPA" means a matrix of detectors or pixels made of material that is sensitive to infrared ("IR") radiation, which is used to detect and analyze IR radiation.

     "FPA Business Intellectual Property" has the same meaning set forth in the FPA Intellectual Property Agreement.

     "FPA Facilities" means that portion of the S/C Building and the Research West Building on the North Central Expressway in Dallas, Texas where the FPA Business is currently conducted.

     "GAAP" means generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the applicable fiscal year.

     "Government Contract" means (i) any contract, agreement, lease or instrument relating to the Businesses between a Seller and any Governmental Entity and (ii) any contract, agreement, lease or instrument relating to either of the Businesses entered into by a Seller as subcontractor (at any tier) in connection with a contract between another Person and any Governmental Entity.

     "Governmental Entity" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, Federal, state, local, transnational or foreign.

     "Ground EO Business Intellectual Property" has the meaning set forth in the EO Business Intellectual Property Agreement.

     "Hazardous Substance" means any substance, pollutant, contaminant, chemical, waste or material, including petroleum, its derivatives, by-products, and other hydrocarbons, that is listed, identified in, or regulated under any applicable Environmental Laws, including without limitation polychlorinated biphenyls and asbestos.

     "HTI" means the Horizontal Technology Integration program to develop a common B-Kit to be used on different ground vehicle platforms.

     "IBAS" means the Improved Bradley Acquisition System, a program to upgrade the sights on a Bradley Fighting Vehicle.

     "Income Taxes" means any Taxes based upon or related to income, including any Taxes calculated in whole or in part based upon net revenues.

     "Indebtedness" as applied to any Person, means all indebtedness of such Person to any other Person for borrowed money, whether current or funded, or secured or unsecured and all such Indebtedness of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured against loss, but not including the endorsement of checks and similar instruments.

     "Knowledge of the Sellers" or "to the Sellers' knowledge" means and is limited to the actual knowledge of any of the following persons: Charles Mueller, Jim Majors, Bobette Brasfield, Michael Tinker, Mike Leake, James Baird, James Robinson, Cynthia Pettitt, Lynn Mears, Thomas Joyce, John Schluckebier, Owen Bennett, Guy Hatlie, Claudia Lampe, Carlotta Spears, Robert Duval, Steve Board, Robert Darling, Scott Aiboshi and Joseph Hall.

     "LRAS3" means the Long-Range Advanced Scout Surveillance System, a future surveillance system to be mounted on light ground vehicles.

     "M1-TIS" means the Thermal Imaging System for the M1 Abrams tank.

     "Material Adverse Effect" means any material adverse effect on the operations, assets or financial condition of the Businesses taken as a whole.

     "Non-Income Taxes" means any Taxes other than Income Taxes.

     "Permitted Encumbrances" means Encumbrances that (i) arise out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (ii) are mechanics', carriers', workers', repairmen's, or other similar liens that do not, individually or in the aggregate, have a Material Adverse Effect, (iii) in connection with any agreement or instrument constituting part of the Acquired Assets, relate to restrictions on transfer embodied in the terms of such agreement or instrument, (iv) represent the rights of customers, suppliers and subcontractors in the ordinary course of business under contracts or under general principles of commercial law, (v) are referred to in Section 2.4 of the FPA Intellectual Property Agreement and Section 2.4 of the EO Intellectual Property Agreement or (vi) that individually and in the aggregate could not reasonably be expected to interfere with the use of the Acquired Assets in the conduct of the normal business operations of the Businesses.

     "Person" means any corporation, association, partnership, limited liability company, organization, business, individual, government or political subdivision thereof or governmental agency.

     "SADA" means the Standardized Advanced Dewar Assembly and consists of a scanning FPA mounted in an evacuated dewar. The SADA program is an effort by the United States Army to develop a family of IR detectors that can be used in a variety of battlefield systems.

     "Tax" means any federal, state, provincial, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

     "Tax Return" Any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

     "Transferred FPA Product" means scanning and staring cooled IR detectors, including all dewar and cryogenic cooler manufacturing and dewar and cryogenic cooler assembly, but excluding uncooled FPAs and first generation cooled IR detectors.

                                   Article 18

                                     General

     18.1 Survival of Representations and Warranties. Each of the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall expire on the last day, if any, a claim for breach of representation may be made under Section 13.3 with respect thereto.

     18.2. Expenses. Except as expressly provided otherwise in this Agreement, each party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

     18.3. Assigns. This Agreement may not be assigned in whole or in part by either party hereto without the prior written consent of the other party. otwithstanding the foregoing:

          (i) at the Closing, subject to approval of the DOJ and DoD, the Buyer may, pursuant to written notice to the Sellers, assign its rights hereunder to acquire the Acquired Assets relating to the Ground EO Business or the FPA Business, to assume the Assumed Obligations and to enter into the applicable Transaction Documents to a whollyowned domestic subsidiary of the Buyer (provided that (x) no such assignment shall relieve the Buyer of any of its obligations hereunder, (y) both the Buyer and such assignee shall be parties to the NonDisclosure Agreement and (z) at the Closing, the Buyer shall execute and deliver to the Sellers a Guaranty Agreement in the form of Exhibit L attached hereto); and

          (ii) after the Closing, the Buyer may, pursuant to written notice to the Sellers, assign its rights hereunder, insofar as they relate to either the Ground EO Business or the FPA Business, and the applicable Transaction Documents to any Affiliate of the Buyer (provided that (w) no such assignment shall relieve the Buyer of any of its obligations hereunder, (x) both the Buyer and such assignee shall be parties to the NonDisclosure Agreement, (y) at the time of such assignment, the Buyer shall execute and deliver to the Sellers a Guaranty Agreement in the form of Exhibit L attached hereto) and (z) unless such assignment is to a whollyowned domestic subsidiary of the Buyer, at the request of the Sellers the Buyer will install at its cost information technology and security safeguards to the extent required to eliminate any remaining contact between the applicable portions of the Sellers' and Buyer's businesses; and

          (iii) either party may assign this Agreement and the applicable Transaction Documents to any successor in interest (whether by sale, merger, consolidation or otherwise) to all or substantially all of such party's business, and, in addition, any of the Sellers may assign this Agreement to any successor in interest (whether by sale, merger, consolidation or otherwise) to all or substantially all of Sellers' defense business.

          Any assignment of any rights under this Agreement by the Sellers or the Buyer will be subject, in addition to any other requirements set forth in this Agreement, (i) to compliance with applicable U.S. laws and regulations governing control or export of products, technology and technical data, including without limitation the U.S. International Traffic in Arms Regulations, and other laws and regulations designed to protect the national security of the United States and (ii) to the consent of TI as provided in the FPA Intellectual Property Agreement, the FPA Master Services Agreement and the TI Manufacturing Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     18.4. Entire Agreement, Etc. This Agreement (including the Schedules and Exhibits and the Confidentiality Agreement) contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

EXCEPT AS SET FORTH IN ARTICLE 5, SELLERS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SALE OF THE ACQUIRED ASSETS HEREUNDER OR THE BUSINESSES.

     18.5. Waiver of Certain Damages. EACH OF THE SELLERS AND THE BUYER TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO INCIDENTAL, CONSEQUENTIAL OR SPECIAL (INCLUDING PUNITIVE OR MULTIPLE) DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

     18.6. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

     18.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE CHOICE-OF-LAW RULES) OF THE COMMONWEALTH OF MASSACHUSETTS.

     18.8. Notices. All notices, requests, payments, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

     If to the Sellers, to:

            Raytheon Company
            141 Spring Street
            Lexington, MA  02173
            Facsimile:  (781) 860-2822

            Attention:  Christoph L. Hoffmann

      with a copy sent contemporaneously to:

            John R. Utzschneider, Esq.
            Bingham Dana LLP
            150 Federal Street
            Boston, Massachusetts  02110
            Facsimile: (617) 951-8736

      If to the Buyer, to:

            DRS Technologies, Inc.
            5 Sylvan Way
            Parsippany, New Jersey  07054
            Facsimile:  (973) 539-7562
            Attention:  Nina Laserson Dunn

      with a copy sent contemporaneously to:

            Arnold & Porter
            399 Park Avenue
            New York, New York  10022
            Facsimile:  212-715-1399
            Attention:  Vijay S. Tata

     18.9. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     18.10. Section Headings. All enumerated subdivisions of this Agreement are herein referred to as "section" or "subsection." The headings of sections or subsections are for reference only and shall not limit or control the meaning thereof.

     18.11. Public Statements or Releases. The parties hereto each agree that prior to the Closing no party to this Agreement shall make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this
Section 18.11 shall prevent any party from making such public announcements as such party may consider necessary in order to satisfy such party's legal obligations, provided that such disclosing party shall to the extent practicable give prior notice to the other party of the contents of, and requirement for, such disclosure.

     18.12. No Third Party Beneficiaries. No Assumed Employee, Optional Employee or other current or former employee of the Sellers or any of their Affiliates (or respective spouses or beneficiaries of such persons), or any other person not a named party to this Agreement, shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to and benefit only the named parties hereto and their respective successors. Notwithstanding any other provisions to the contrary, except with respect to such successors, this Agreement is not intended and shall not be construed for the benefit of any thirdparty or person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary contract.

     18.13. Disclosure in Schedules. For purposes of this Agreement, with respect to any matter that is clearly disclosed in any portion of the Disclosure
Schedule in such a way as to make its relevance to the information called for by another Section of this Agreement readily apparent, such matter shall be deemed to have been included in the Disclosure Schedule in response to such other Section, notwithstanding the omission of any appropriate crossreference thereto.

     18.14. Arbitration.

          (a) All disputes or claims arising under or in any way relating to this Agreement or the Transaction Documents or to the acquisition of the Businesses by the Buyer shall be settled by arbitration before a panel of three (3) arbitrators (with one designated by the Sellers and one designated by the Buyer, and the third arbitrator designated by the first two) pursuant to the rules of the American Arbitration Association. Any arbitrator designated by the Sellers or the Buyer must be an "Independent Person". For the purposes of this Section 18.14, an "Independent Person" shall be an individual who is not and has not been (i) a director, officer, employee, agent or shareholder of either party hereto, (ii) a consultant to either party hereto, (iii) a person with a direct or indirect financial interest in any contract with either party hereto, (iv) a director, officer or key employee of a company at a time when such company was party to a contract with either party hereto, or (v) a relative of any person referred to in clauses (i), (ii), (iii) or (iv) above. As used in the immediately preceding sentence, the term "either party hereto" shall be deemed to include any Affiliates of the parties hereto. Any such arbitration shall take place in Boston, Massachusetts. Arbitration may be commenced at any time by any party hereto giving written notice to the other party or parties hereto that such dispute has been referred to arbitration under this Section 18.14. The third arbitrator shall be selected as prescribed above, but if the first two (2) arbitrators do not so agree within thirty
     (30) days after the date of the notice referred to above, the selection shall be made pursuant to the rules of the American Arbitration Association from the Commercial Arbitration Panel maintained by such Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. In making such award, the arbitrators shall be authorized to award interest on any amount awarded. This provision for arbitration shall be specifically enforceable by the Sellers and the Buyer and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each of the Sellers and the Buyer shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of a majority of the arbitrators any claim or any defense or objection thereto was frivolous or in bad faith, the arbitrators may assess, as part of the award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

          (b) To the extent that arbitration may not be legally permitted hereunder and the Sellers and the Buyer do not at the time of such dispute or claim mutually agree to submit such dispute or claim to arbitration either the Sellers or the Buyer may commence a civil action in a court of appropriate jurisdiction to solve disputes or claims hereunder. Nothing contained in this Section 18.14 shall prevent the Sellers and the Buyer from settling any dispute or claim by mutual agreement at any time.

          (c) Neither party shall be precluded hereby from seeking, from the courts of any jurisdiction, provisional or equitable remedies of a type not available in arbitration, including without limitation, temporary restraining orders and preliminary or permanent injunctions, nor shall the pursuit of such provisional or equitable relief constitute a waiver or modification of such party's right and obligation to arbitrate any related or unrelated dispute which is otherwise subject to arbitration under this Agreement, unless such waiver is expressed in writing and signed by such party. In the event any Person not a party to this Agreement shall commence any interpleader or similar action which either directly or indirectly raises issues which are subject to arbitration hereunder, the Sellers and the Buyer shall seek a stay of such proceedings pending arbitration in accordance with this Agreement.

          (d) In the event of any Third Party Claim or any Infringement Claim where the Indemnifying Party does not assume the defense of such Third Party Claim, nothing in this Section 18.14 shall prevent the Indemnified Party from impleading the Indemnifying Party or otherwise joining the Indemnifying Party to any litigation relating to such Third Party Claim or Infringement Claim.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the day and year first above written.


                                    RAYTHEON COMPANY

                                    By:          /s/ DAVID S. DWELLEY
                                       -----------------------------------------
                                       Name:    David S. Dwelley
                                       Title:   Vice President


                                    RAYTHEON TI SYSTEMS, INC.

                                    By:         /s/ DAVID W. WELP
                                       -----------------------------------------
                                       Name:    David W. Welp
                                       Title:   President


                                    RAYTHEON SYSTEMS GEORGIA, INC.

                                    By:         /s/ BROOKS S. DOYLE JR.
                                       -----------------------------------------
                                       Name:    Brooks S. Doyle, Jr.
                                       Title:   Secretary


                                    DRS TECHNOLOGIES, INC.

                                    By:         /s/ MARK NEWMAN
                                       -----------------------------------------
                                       Name:    Mark Newman
                                       Title:   President